UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant   ☑

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-12

MERCANTILE BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

To our Shareholders:

We are pleased to announce that the 2022 annual meeting of shareholders of Mercantile Bank Corporation will be held virtually, in lieu of an in-person meeting, on Thursday, May 26, 2022 at 9:00 a.m., Eastern Time. Shareholders who wish to attend the meeting may do so via live webcast. Shareholders who attend the virtual meeting will be able to participate and submit questions prior to and during the meeting as described in more detail in the accompanying proxy statement. The meeting is being held for the purpose of considering and voting on the following matters:

1.	Election of seven directors, each for a one-year term.
2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.
3.	An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.
4.	Any other business that may properly be brought before the meeting or any adjournment of the meeting.

All shareholders of record at the close of business on Wednesday, March 30, 2022 are entitled to notice of the meeting, and any postponements or adjournments of the meeting. Shareholders of record will have the opportunity to vote on the matters to be presented to the meeting via proxy in advance of the meeting. In light of the virtual format, we will not receive in-person voting at this year’s meeting.

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, in advance of the virtual meeting, whether or not you plan to attend. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, May 13, 2022.

By Order of the Board of Directors,

Michael H. Price
Chairman of the Board

Dated: April 7, 2022

1

PROXY SUMMARY

This summary highlights information contained elsewhere in the proxy statement of Mercantile Bank Corporation (“we,” “our,” “Company” or “Mercantile”). This summary provides an overview and is not intended to contain all the information that you should consider before voting.

We encourage you to read the entire proxy statement for more detailed information on each topic prior to casting your vote.

MEETING INFORMATION

Meeting:	Annual Meeting of Shareholders

Date:	Thursday, May 26, 2022

Time:	9:00 a.m., Eastern Time

Live Webcast:	https://signin.webex.com/join

The meeting number is: 2310 188 7884 The meeting password is: MBWM2022

You may register ahead of time to receive the meeting link via e-mail by using the internet address and meeting number above.

Record Date:	March 30, 2022

GENERAL INFORMATION

Stock Symbol:	MBWM

Exchange:	NASDAQ Global Select

Common Stock Outstanding:	15,843,066 shares (as of record date)

Registrar & Transfer Agent:	Computershare Trust Company, N.A.

Website:	www.mercbank.com

OVERVIEW OF VOTING MATTERS

PROPOSAL 1

ELECTION OF DIRECTORS We are asking shareholders to elect seven directors, each for a one-year term.	BOARD’S RECOMMENDATION

NAME	DIRECTOR SINCE	AGE	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE & NOMINATING COMMITTEE	“FOR” EACH NOMINEE
DAVID M. CASSARD	2001	68	C	M	M
MICHAEL S. DAVENPORT	2020	52	M	M	M
MICHELLE L. ELDRIDGE	2016	57	M	C	M
JEFF A. GARDNER	2014	70	M	M	C
ROBERT B. KAMINSKI, JR.*	2016	60	---	---	---
MICHAEL H. PRICE	1997	65	M	M	M
DAVID B. RAMAKER	2020	66	M	M	M

* Non-Independent Director, and previously served as director from 2011 to 2014.

C = Chairperson

M = Member

Additional information about each of the directors and director nominees can be found beginning on page 13.

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PROPOSAL 2

RATIFICATION OF AUDITORS Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.	BOARD’S RECOMMENDATION “FOR”

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION An advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement.	BOARD’S RECOMMENDATION “FOR”

PROPOSAL 4

Any other business that may properly be brought before the meeting or any adjournment of the meeting.

HOW TO VOTE

Your vote is important. We urge you to submit your proxy (1) over the internet, (2) by telephone or (3) by mail, prior to the virtual meeting, whether or not you plan to attend. For specific instructions, please refer to the questions and answers beginning on the first page of the proxy statement and the instructions on the proxy card relating to the annual meeting. We would appreciate receiving your proxy by Friday, May 13, 2022.

INTERNET	TELEPHONE OR CELLPHONE	MAIL

1.    Go to: www.envisionreports.com/MBWM.

2.    Click on Cast Your Vote.

3.    Follow the instructions to log in.

4.    Make your selections as instructed on each screen for your delivery preferences.

5.    Vote your shares.

	Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada	If you wish to vote by mail, send your completed and signed proxy card using the enclosed envelope.

On April 7, 2022, we began sending our shareholders a Notice Regarding the Internet Availability of Proxy Materials.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 3

CORPORATE GOVERNANCE HIGHLIGHTS

●	All directors attended at least 92% of the Board meetings and committee meetings on which they served during 2021;
●	Code of Ethics, Human Rights and Diversity, Equity and Inclusion policies are in place for all directors, officers and employees (available on our website under Investor Relations);
●	Supplier Diversity Program Policy is in place for suppliers and vendors (additional information, resources and application are available on our website under About Us);
●	Anti-Hedging and Anti-Pledging policies are in place;
●	Majority of directors are independent;
●	Chairman of the Board and Chief Executive Officer are separate positions; and
●	Ongoing and active risk oversight is performed by the Board and committees.

BOARD OF DIRECTORS EXPERIENCE AND SKILLS

85%	ACCOUNTING & FINANCE
100%	MANAGEMENT & OPERATIONS
85%	ENTERPRISE RISK MANAGEMENT
71%	HUMAN CAPITAL MANAGEMENT
85%	LEGAL
100%	MERGERS & ACQUISITIONS
71%	REGULATORY & GOVERNANCE
71%	RESIDENTIAL & COMMERCIAL REAL ESTATE

85% INDEPENDENT DIRECTORS	62 YEARS AVERAGE AGE	9.4 YEARS AVERAGE TENURE	14% GENDER DIVERSITY	14% RACIAL/ETHNIC DIVERSITY

BOARD OF DIRECTORS	•	Majority of directors are independent
	•	Board consists of directors with a mix of tenures, including founding members who have actively overseen the Company’s strategic journey through various business cycles and have a deep knowledge of the Company
	•	Approximately 30% of our Board members possess characteristics of racial and gender diversity and our Compensation Committee is chaired by a female director
	•	Directors reflect a variety of experiences, skills and geographic reach that match the Company’s complexity and strategic direction and give the Board the collective capability necessary to oversee the Company’s activities
	•	All directors attended at least 92% of meetings of the Board and Committees on which they served during 2021

BOARD LEADERSHIP STRUCTURE	•	Chairman of the Board and Chief Executive Officer are separate positions
	•	Chief Executive Officer and President is the only member of management who serves as a Company Director
	•	Executive session facilitator annually recommended by Governance and Nominating Committee and elected by our Board of Directors
	•	Active and empowered Committee Chairs, all of whom are independent

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BOARD GOVERNANCE BEST PRACTICES	•	Executive sessions are held by independent directors
	•	Annual self-evaluations of the Board, its committees and individual directors
	•	Annual assessment of director independence
	•	Regular discussions regarding Board recruiting and succession including diverse director skills and qualifications for the Company’s long-term strategic objectives
	•	Active risk and strategy oversight by the Board and Committees
	•	Direct access by the Board to key members of management at the discretion of independent directors; executive sessions regularly include separate meetings with our Chief Financial Officer, General Counsel, Senior Risk Officer, Internal Audit Director, Credit Administration Risk Manager, Chief Compliance Officer, Bank President and Chief Lending Officer
	•	Annual evaluation process of Chief Executive Officer led by the Compensation Committee Chair
	•	Regular talent and succession planning discussions regarding the Chief Executive Officer and other key executive roles
	•	Management maintains strong working relationships with Federal and State Regulators
	•	Environmental, social and corporate governance oversight

SHAREHOLDER ENGAGEMENT AND SHAREHOLDER ROLE IN GOVERNANCE	•	Regular outreach and engagement throughout the year with stockholders about Company strategy and performance by Chief Executive Officer and Chief Financial Officer
	•	Outreach and engagement with governance representatives of largest stockholders at least two times per year
	•	Feedback from investors regularly shared with our Board and its Committees to ensure that our Board has insight on investor views
	•	Directors are elected annually

OUR COMPENSATION PHILOSOPHY

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. Our executive compensation program includes the following primary elements:

●	Base salary
●	Short-term incentive compensation
●	Long-term incentive compensation
●	Other benefits
●	The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years.
●	The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement.
●

Bonus plans are typically based on a variety of metrics tied to our financial performance, and contain "claw-back" provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

The Compensation Discussion and Analysis section beginning on page 24 gives a more detailed description of the Corporation’s compensation policies and practices.

2021 EXECUTIVE COMPENSATION SUMMARY
	Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total Compensation
EXECUTIVE OFFICER	($)	($)	($)	($)	($)	($)	($)
Robert B. Kaminski, Jr.	519,000	—	348,700	286,163	67	54,989	1,208,919
Raymond E. Reitsma	405,784	—	220,395	185,207	—	59,274	870,660
Charles E. Christmas	374,921	—	168,732	149,308	—	47,452	740,413
Lonna L. Wiersma	270,783	—	—	103,307	—	39,023	413,113
Robert T. Worthington	260,000	—	52,011	74,145	642	22,183	408,981

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 5

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6 | MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT

PROXY STATEMENT

310 Leonard Street N.W.

Grand Rapids, MI 49504

DATE OF DISTRIBUTION: April 7, 2022

INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

Matters to be Considered at the Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mercantile Bank Corporation (“we,” “our,” “Company” or “Mercantile”). The proxies are being solicited for use at the annual meeting of shareholders to be held on Thursday, May 26, 2022 at 9:00 a.m., Eastern Time, virtually via live webcast at https://signin.webex.com/join (the meeting number is: 2310 188 7884 and the meeting password is: MBWM2022), and at any and all adjournments of the meeting. An annual report that consists of our Annual Report on Form 10-K for the year ended December 31, 2021 and other information is first being mailed or made available to shareholders, along with these proxy materials, on or about April 7, 2022.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting

to be Held on May 26, 2022:

Our proxy statement and 2021 Annual Report are available at

www.envisionreports.com/MBWM.

Notice and Access

We use the “Notice and Access” method of providing proxy materials to you via the internet instead of mailing printed copies. We believe that this process provides you with a convenient and quick way to access the proxy materials, including our proxy statement and 2021 Annual Report to shareholders on Form 10-K, and to authorize a proxy to vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials.

Most shareholders will not receive paper copies of the proxy materials unless they request them. Instead, the Important Notice Regarding Availability of Proxy Materials, which we refer to as the Notice and Access card, that was mailed to our shareholders on April 7, 2022, provides instructions regarding how you may access and review all of the proxy materials on the internet. The Notice and Access card also includes instructions on how to submit your proxy via the internet or telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials printed on the Notice and Access card.

If your shares are held by a brokerage house or other custodian, nominee or fiduciary in “street name,” you will receive a Notice and Access card intended for beneficial holders with instructions for providing to such intermediary voting instructions for your shares. You may also request paper copies of the proxy materials and provide voting instructions by completing and returning the enclosed voting instruction form in the addressed, postage paid envelope provided. Alternatively, if you receive paper copies, many intermediaries provide instructions for their beneficial holders to provide voting instructions via the internet or by telephone.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 7

Purpose of the Annual Meeting

At our annual meeting, shareholders will act upon the matters outlined in the accompanying notice of the meeting and described in this proxy statement. These matters include the election of directors, the ratification of the selection of our independent registered public accounting firm, and an advisory (non-binding) vote on the compensation of our named executive officers disclosed in this proxy statement.

Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares.

Record Date, Voting and Voting Procedures

The Board of Directors has set March 30, 2022 as the record date for the annual meeting. If you were a shareholder of record at the close of business on the record date, March 30, 2022, you are entitled to receive notice of the meeting and to vote your shares via proxy prior to the meeting. Holders of Mercantile common stock are entitled to one vote per share.

All shareholders as of the record date, or their duly appointed proxies, may attend the virtual meeting. Shareholders of record as of the record date will have the opportunity to vote on the matters to be presented to the meeting via proxy in advance of the meeting. In light of the virtual format, we will not receive in-person voting at this year’s meeting.

These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a “shareholder of record.” If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instructions provided by it.

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;
•	electronically, using the internet; or
•	by completing, signing and mailing the printed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to reduce corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If the shares you own are held in street name, your broker, bank, trust or other nominee, as the record holder of your shares, is required to vote your shares according to your instructions. Your broker, bank, trust or other nominee is required to send you directions on how to vote those shares. If you do not give instructions to your broker, bank, trust or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. In the case of non-discretionary items, the shares that do not receive voting instructions will be treated as “broker non-votes.”

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the virtual Annual Meeting. In order to do so, you must submit proof of your proxy power (legal proxy) reflecting your Mercantile Bank Corporation holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 20, 2022.

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You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to Computershare at the following:

By E-Mail:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By Mail:

Computershare

Mercantile Bank Corporation Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

If you have questions about attending the virtual annual meeting, please write to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 or call 616-726-1601.

If you receive more than one proxy card or voting instruction form, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card, or if you submit your proxy vote by telephone or internet, vote once for each proxy card or voting instruction form you receive.

At least a majority of the shares of our common stock outstanding on the record date must be present at the virtual meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

•	you are present and vote via the live webcast at the meeting; or
•	you have properly submitted a proxy by mail, telephone or internet.

As of the record date, 15,843,066 shares of our common stock were outstanding and entitled to vote. Proxies that are received and voted as withholding authority, abstentions, and broker non-votes (where a bank, trust, broker or other nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be present at the meeting.

Voting Matters

Election of Directors. The affirmative vote of the holders of a plurality of the votes cast on the election of directors at the meeting is required for nominees to be elected as directors. The seven nominees receiving the highest number of votes will be elected to the Board. Votes withheld and broker non-votes are not counted as shares voted on the matter.

Independent Registered Public Accounting Firm. The affirmative vote of a majority of the common stock present virtually or by proxy at the meeting and voting on the matter is necessary to ratify the appointment of our independent registered public accounting firm. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

Advisory approval of compensation of our Named Executive Officers. Because this is an advisory vote, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.

As of the date of this proxy statement, our Board of Directors does not know of any matters which may come before the meeting, other than the matters described in this proxy statement. Should any other matter requiring a vote of the shareholders arise and be properly presented at the annual meeting, the proxy gives the persons named in the proxy and designated to vote the shares discretionary authority to vote or otherwise act with respect to any such matter in accordance with their best judgment.

The Board of Directors recommends that you vote:

●	FOR the election of all of the seven nominees for director;
●	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022; and
●	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 9

Proxy and Proxy Statement

A proxy is your designation of another person to vote on your behalf. The other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We sometimes refer to this as your “proxy vote.” By completing and returning the enclosed proxy card, or voting by internet or telephone, you are giving the persons appointed as proxies by our Board of Directors the authority to vote your shares.

You may revoke your proxy and change your vote at any time before the proxy ballot is cast at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by delivering to our Secretary a written notice of revocation prior to the meeting. Attending the virtual meeting will not revoke your proxy.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, the proxies will vote your shares:

●	FOR the election of all of the seven nominees for director;
●	FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022;
●	FOR the advisory approval of the compensation of our named executive officers disclosed in this proxy statement; and
●	In the discretion of the persons named as proxies as to all other matters that may be properly presented at the annual meeting.

If you hold your shares in street name, contact your broker, bank, trust or other nominee regarding how to revoke your proxy and change your vote.

A proxy statement is a document that we are required to give you, or provide you access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and rules of The NASDAQ Stock Market (“NASDAQ”).

Other Matters

All costs of soliciting proxies will be borne by us. Our directors, officers, and other employees, and employees of our subsidiary, Mercantile Bank (the “Bank”), may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversation, or by telephone, facsimile or electronic means. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding soliciting material to the beneficiary owners of our common stock.

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STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock, as of March 15, 2022, by each of our current directors, each nominee for election as a director, our executive officers and all of our directors and executive officers as a group.

Name of Beneficial Owner	Amount Beneficially Owned(1)	Percent of Class Beneficially Owned(13)
David M. Cassard •	31,484(2)	*
Charles E. Christmas	103,886(3)	*
Michael S. Davenport •	5,991(4)	*
Michelle L. Eldridge•	15,070(5)	*
Jeff A. Gardner •	109,431(6)	*
Robert B. Kaminski, Jr.•	112,781(7)	*
Michael H. Price•	62,014(8)	*
David B. Ramaker •	1,954	*
Raymond E. Reitsma	61,378(9)	*
Lonna L. Wiersma	38,991(10)	*
Robert T. Worthington	33,601(11)	*
All Directors and Executive Officers as a group (11 persons)	576,581(12)	3.64%

•	Member of our Board of Directors and Nominee for Re-election
*	Less than 1%

(1)

The number of shares beneficially owned includes any shares over which the person has sole or shared voting power or investment power and also any shares that the person can acquire within 60 days of March 15, 2022 through the exercise of any stock options or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) over the shares set forth in the table. For each person, the number of shares that is included in the table because the person has options to acquire the shares is set forth below.

Name	Shares
Mr. Kaminski	1,500
Mr. Price	2,000
Mr. Reitsma	500
Mr. Worthington	500

(2)	Includes 8,115 shares that Mr. Cassard holds jointly with his spouse.

(3)

Includes 24,260 shares that Mr. Christmas holds jointly with his spouse, 35,208 shares of restricted stock, and 42,166 shares that Mr. Christmas owns under the Bank’s 401(k) plan. Also includes 1,811 shares that Mr. Christmas’ spouse, who is currently employed by the Bank, owns under the Bank’s 401(k) plan as well as 441 shares that she owns in her IRA.

(4)	Includes 1,800 shares that Mr. Davenport holds in an IRA and 10 shares owned by one of his children.

(5)	Includes 6,750 shares that Ms. Eldridge holds in an IRA and a Roth IRA and 100 shares jointly owned with two of her sisters.

(6)

Includes 22,000 shares as to which Mr. Gardner shares voting or investment power by reason of joint ownership, trust, or other contract or property right, 275 shares owned by one of his children, and 11,500 shares Mr. Gardner holds in an IRA.

(7)	Includes 36,649 shares that Mr. Kaminski holds jointly with his spouse, 43,003 shares of restricted stock, and 31,629 shares that Mr. Kaminski owns under the Bank’s 401(k) plan.

(8)	Includes 11,435 shares that Mr. Price holds jointly with his spouse, 16,125 shares that Mr. Price owns under the Bank’s 401(k) plan, and 12,737 shares Mr. Price holds in an IRA.

(9)	Includes 29,076 shares of restricted stock, 9,875 shares that Mr. Reitsma owns jointly with his spouse, and 21,927 shares that Mr. Reitsma owns under the Bank’s 401(k) plan.

(10)

Includes 23,123 shares that Ms. Wiersma owns under the Bank’s 401(k) plan, and 100 shares owned by her son-in-law. Ms. Wiersma has retired as of March 4, 2022 and is no longer an executive officer of Mercantile or the Bank.

(11)	Includes 9,709 shares of restricted stock and 23,392 shares that Mr. Worthington owns under the Bank’s 401(k) plan.

(12)

Includes 4,500 shares that such persons have the right to acquire within 60 days of March 15, 2022 pursuant to stock options, 116,996 shares of restricted stock awarded under our stock-based compensation plans, and 160,173 shares that such persons own under the Bank’s 401(k) plan, including 1,811 shares held by Mr. Christmas’ spouse.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 11

(13)

The percentages shown are based on the 15,837,724 shares of our common stock outstanding as of March 15, 2022, plus the number of shares that the named person or group has the right to acquire within 60 days of March 15, 2022. For purposes of computing the percentages of outstanding shares of common stock held by each person, any shares that the person has the right to acquire within 60 days after March 15, 2022 are deemed to be outstanding with respect to such person but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person.

Stock Owned by 5% Beneficial Owners

The following table presents information regarding the beneficial ownership of our common stock by each person known to us to beneficially own more than 5% of our outstanding shares of common stock as of March 15, 2022.

Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class Beneficially Owned(4)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055(1)	1,372,640	8.67%

Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746(2)	1,148,110	7.25%

Bruce G. Visser 1946 Turner NW Grand Rapids, MI 49504(3)	725,297	4.58%

(1)

The information is based on a Schedule 13G, Amendment No. 5, filed with the SEC on February 1, 2022. BlackRock, Inc. may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2021. BlackRock reported aggregate beneficial ownership of 1,372,640 shares, with sole voting power over 1,291,567 shares and sole dispositive power over 1,372,640 shares.

(2)

The information is based on a Schedule 13G, Amendment No. 5, filed with the SEC on February 8, 2022. Dimensional Fund Advisors LP (“Dimensional”) is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940. It furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). Dimensional reported aggregate beneficial ownership of 1,148,110 shares, with sole voting power over 1,122,137 shares and sole dispositive power over 1,148,110 shares. Though Dimensional may possess voting and/or investment power over the shares, it disclaims beneficial ownership of such securities, which are owned by the Funds.

(3)

The information is based on a Schedule 13G, filed with the SEC on February 14, 2022. Bruce Visser may be deemed to have beneficial ownership of the shares reflected in the table as of December 31, 2021. Mr. Visser reported aggregate beneficial ownership of 725,297 shares, with sole voting power and sole dispositive power over all 725,297 shares.

(4)	The percentages shown are based on the 15,837,724 shares of our common stock outstanding as of March 15, 2022.

12 | MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT

PROPOSAL 1 – ELECTION OF DIRECTORS

Information About Our Directors

Our articles of incorporation and bylaws provide that our Board of Directors will consist of between six and fifteen directors, with the exact number of directors determined from time to time by our Board of Directors. Our directors are elected annually to one-year terms. Our Board of Directors currently has seven members.

Our Board of Directors has nominated David M. Cassard, Michael S. Davenport, Michelle L. Eldridge, Jeff A. Gardner, Robert B. Kaminski, Jr., Michael H. Price, and David B. Ramaker as directors for election at this year’s annual meeting for one-year terms expiring at the 2023 annual meeting. Each of the nominees is presently a director whose term expires at this year’s annual meeting.

Our Board of Directors recommends that you vote FOR each of the seven nominees named above. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for the election of the seven nominees.

All of the nominees have indicated their willingness to continue to serve. If any nominee should become unwilling or unavailable to serve, our Board of Directors may select a substitute nominee, and in that event the proxies intend to vote all proxies for the person selected, as well as the other nominees. If a substitute nominee is not selected, the proxies intend to vote for the election of the remaining nominees. Our Board of Directors has no reason to believe that any of the nominees will become unavailable.

Set forth below is information about the nominees for election as directors. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, were determined by our Board or its Governance and Nominating Committee. There are no family relationships among any of our directors, nominees for director and executive officers.

NOMINEES FOR DIRECTOR

DAVID M. CASSARD DIRECTOR SINCE 2001 AGE: 68	Mr. Cassard is the former Chairman of Waters Corporation, a commercial real estate investment and management company. He served as President and Treasurer of Waters Corporation for over 20 years and became Chairman in 2005. Before joining Waters Corporation, he worked for an international firm of Certified Public Accountants. He is a graduate of the University of Michigan (BBA) and Michigan State University (MBA), and he is a Certified Public Accountant and Certified Property Manager. He previously served as a member of the Board of Directors of First Michigan Bank-Grand Rapids and was a member of the Boards of Directors of First Michigan Bank Corporation and Butterworth Hospital. He holds membership in the American Institute of CPAs, the Michigan Association of CPAs and the Institute of Real Estate Management. Mr. Cassard’s financial expertise and commercial real estate management experience were key factors in our determination that he should be a member of our Board.

MICHAEL S. DAVENPORT DIRECTOR SINCE 2020 AGE: 52	Mr. Davenport has served as President and Chief Executive Officer of Jireh Metal Products since 2015. Prior to that, he held a variety of positions at major financial institutions, including U.S. Bank, Fifth Third Bank and First Financial Bank. Overall, his background includes over 13 years in the banking industry, holding positions in sales, risk management and community development. Mr. Davenport earned a Bachelor of Science degree in psychology from Xavier University and a Juris Doctor degree from the University of Cincinnati. He has been a member of the Bank’s Board since 2017, where he will also continue to serve.

MICHELLE L. ELDRIDGE DIRECTOR SINCE 2016 AGE: 57	Ms. Eldridge is a Principal of Clear Ridge Wealth Management (“Clear Ridge”) in Kalamazoo, Michigan, which she co-founded in 2014. Clear Ridge provides integrated wealth management to high net worth families and customized investment management to institutional organizations. Prior to founding Clear Ridge, Ms. Eldridge was a Principal of LVM Capital Management for 16 years. Ms. Eldridge serves as Director and Chairperson of the Kalamazoo Valley Community College Foundation, is a member of the Western Michigan University Foundation Investment Committee, is part of the Leadership Council of the Small Business Association of Michigan, and is on the Finance Committee of Prince of Peace Lutheran Church. She is a CFA® charter holder, Certified Private Wealth Advisor ®, and a graduate of Western Michigan University. Ms. Eldridge served as a director of Keystone Community Bank from 2007 through 2014. Ms. Eldridge's experience as a CFA® charter holder and Registered Investment Advisor, as well as her leadership roles in the communities we serve, were key factors in our determination that she should be a member of our Board.

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JEFF A. GARDNER DIRECTOR SINCE 2014 AGE: 70	Mr. Gardner joined Mercantile’s Board of Directors in June of 2014, following our merger with Firstbank. Mr. Gardner served as a director and vice-chairman of Keystone Community Bank from 1997 through the date of the merger and a director of Firstbank Corporation from October 2005 through the date of the merger. Mr. Gardner is the managing member of Superior Property Management of St. Joseph, LLC. Superior Property Management provides real estate services throughout southwestern Michigan, including development, construction, management, brokerage and maintenance. Mr. Gardner is a principal in numerous real estate developments, construction projects, and a consulting company. Mr. Gardner holds the designation of Certified Property Manager. Mr. Gardner’s extensive real estate expertise in the markets we serve led us to conclude that he should serve on our Board.

ROBERT B. KAMINSKI, JR. DIRECTOR SINCE 2016 AND PREVIOUSLY FROM 2011 TO 2014 President and Chief Executive Officer of Mercantile; Chief Executive Officer of the Bank AGE: 60	Mr. Kaminski joined the Bank in 1997 and has over 35 years of commercial banking experience. Mr. Kaminski was appointed President and Chief Executive Officer of Mercantile on January 1, 2017 and continues to serve as Chief Executive Officer of the Bank, a position he has held since 2015. Mr. Kaminski has held various positions of increasing influence and responsibility with Mercantile and the Bank, serving Mercantile and the Bank as Senior Vice President and Secretary from 1997 to 2003, Executive Vice President and Secretary from 2003 to June of 2007, Executive Vice President and Secretary from 2007 to 2015 and President and Chief Executive Officer from 2015 through 2016. In addition, he served as the Bank's Chief Operating Officer from 2000 to 2016. Mr. Kaminski serves on the Boards of Directors for the Heart of West Michigan United Way, the City of Wyoming Retirement Board, and the West Michigan Policy Forum. Mr. Kaminski serves on the Finance Committee for The Right Place. Mr. Kaminski also serves as a director of Mercantile, a position to which he was appointed by the Board on December 15, 2016. Mr. Kaminski served as a director of Mercantile previously from 2011 to 2014. Mr. Kaminski’s position as our President and CEO, in-depth knowledge of the organization since its inception, and length of experience in commercial banking were key factors in our determination that he should be a member of our Board.

MICHAEL H. PRICE DIRECTOR SINCE 1997 Chairman of Mercantile and of the Bank AGE: 65	Mr. Price has over 40 years of commercial banking experience and joined the Bank in 1997. Mr. Price retired as the President and Chief Executive Officer of Mercantile and Chief Executive Officer of the Bank on January 1, 2017, positions he had held since 2007. Mr. Price served as President and Chief Operating Officer of Mercantile and the Bank in 1997 and 1998, and as President and Chief Operating Officer of Mercantile and President and Chief Executive Officer of the Bank from 1999 to June of 2007. Mr. Price also served as Chairman of the Board of Mercantile from 2007 through the date of the Firstbank merger and resumed his position as Chairman of Mercantile following Thomas J. Sullivan’s retirement in May of 2015. Mr. Price has been and continues to be very active in the Grand Rapids community. From 2005 to 2007, he served on the Board of Directors of the Federal Home Loan Bank of Indianapolis. Mr. Price also held leadership positions on the Boards of Metro Health Corporation, Aquinas College, Habitat for Humanity of Kent County, Project Rehab and Network180. Mr. Price was the founding President of our organization and has demonstrated excellent leadership qualities and a strong understanding of the fundamentals of our industry. These attributes led us to conclude that he should be a member of our Board.

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DAVID B. RAMAKER DIRECTOR SINCE 2020 AGE: 66	Mr. Ramaker was appointed as director of Mercantile in August of 2020. Mr. Ramaker retired from Chemical Financial Corporation and Chemical Bank in 2017. Mr. Ramaker was the Chairman, President and Chief Executive Officer of Chemical Financial Corporation and Chemical Bank from 2006 until its merger with Talmer Bank Corporation in 2016. He served as President and Chief Executive Officer of Chemical Financial Corporation and Chemical Bank from 2001 through June of 2017. He joined Chemical Bank in 1989 as Vice President of Commercial Lending. Prior to that, he held a variety of banking positions with financial institutions in Texas from 1977 through 1989. Mr. Ramaker holds a bachelor’s degree with a major in finance and minor in accounting from Southern Methodist University. He is currently President of the Michigan Baseball Foundation, which owns a minor league baseball stadium and team, with an overarching mission to act as an economic catalyst for the Midland, Michigan, community, where he is also active with a number of other nonprofit and charitable organizations. Mr. Ramaker, as a former Chief Executive Officer of a publicly traded financial company, brings extensive governance, banking industry experience and strong leadership qualities, which were key factors in our determination that he should be a member of our Board.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our Executive Officers are listed in the table below:

Name of Executive Officer	Title
Robert B. Kaminski, Jr.	President and Chief Executive Officer of Mercantile, and Chief Executive Officer of the Bank
Charles E. Christmas	Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank
Raymond E. Reitsma	Executive Vice President, Chief Operating Officer of Mercantile, and President of the Bank
Lonna L. Wiersma	Senior Vice President and Human Resource Director of Mercantile and of the Bank (Retired as of March 4, 2022.)
Robert T. Worthington	Senior Vice President, Chief Risk Officer, Secretary and General Counsel of Mercantile and of the Bank

Mr. Kaminski is also a member of our Board of Directors, and information regarding his business experience is described above under the heading “Election of Directors.” The business experience for Mr. Christmas, Mr. Reitsma, Ms. Wiersma and Mr. Worthington for at least the past five years is summarized below. Our Executive Officers are generally elected each year at the annual meeting of our Board of Directors that follows the annual meeting of the shareholders. Their terms of office are at the discretion of our Board of Directors.

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Executive Officers

Charles E. Christmas, age 56

Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank

Mr. Christmas joined the Bank in 1998 and has over 33 years of banking experience. Before being promoted to his current position as Executive Vice President and Chief Financial Officer of Mercantile and the Bank, Mr. Christmas served as Senior Vice President and Chief Financial Officer of Mercantile and the Bank from 2000 to 2015. Mr. Christmas also serves as Treasurer of Mercantile, a position he has held since 2000. Prior to joining Mercantile, he examined various financial institutions for over ten years while serving as a bank examiner with the Federal Deposit Insurance Corporation (“FDIC”). He began his tenure with the FDIC upon his graduation from Ferris State University. Mr. Christmas holds a Bachelor of Science degree in Accountancy. Mr. Christmas serves on the Michigan Bankers Association Funds Management Committee, is an instructor at the Michigan Bankers Association Perry School of Banking, is a member of the Ferris State University College of Business Advisory Board, serves as a Board member and Finance Committee member of the Frederik Meijer Gardens & Sculpture Park, and assists the Make-A-Wish Foundation of Michigan in its fundraising activities.

Raymond E. Reitsma, age 59

Executive Vice President, Chief Operating Officer of Mercantile and President of the Bank; Director of the Bank since 2017

Mr. Reitsma was appointed Chief Operating Officer of Mercantile on January 1, 2022. He has been President of the Bank since January 1, 2017 and was appointed Executive Vice President of Mercantile effective May 24, 2018. He has been with the Bank for 19 years, beginning with his initial role as a Commercial Loan Manager in 2003, including holding the title of Senior Lender for eight years. In June 2015, Mr. Reitsma was appointed to be the Bank’s West Region President. Mr. Reitsma’s areas of responsibility have included commercial lending, treasury/cash management, mortgage lending, and credit administration. Mr. Reitsma was also very instrumental in the preparation, transition and integration periods surrounding the merger with Firstbank Corporation. Mr. Reitsma currently serves on the local board of the American Heart Association, and served as the Chair for the 2015 Heart Walk. Additionally, he serves on the Advisory Council of DA Blodgett/St. John’s Home and has done so since 2011. Previously, Mr. Reitsma served on the board of directors of the Pine Rest Foundation for six years, including two years as Treasurer. He has also been involved with the local United Way agency, most recently as the annual Campaign Chair for the Bank. Mr. Reitsma graduated from Calvin College with a B.A. in Business Administration and also holds an MBA in Finance from Michigan State University.

Lonna L. Wiersma, age 62

Senior Vice President and Human Resource Director of Mercantile and of the Bank

Ms. Wiersma joined the bank in 1999 and has approximately 38 years of banking experience primarily in the human resource function. Ms. Wiersma joined the Bank as Vice President, Human Resource Manager and currently holds the position of Senior Vice President, Human Resource Director. Ms. Wiersma is past President and current board member of the YWCA and is also a member of the Executive and Human Resource Committees. She is also a board member of the Children’s Advocacy Center and a member of the Human Resource Committee. She previously served as board member and secretary of Health Intervention Services (Exhalta). Ms. Wiersma holds a B.A. in Business Administration with an emphasis in Human Resource Management from Grand Valley State University.  Ms. Wiersma has retired from Mercantile and the Bank as of March 4, 2022.

Robert T. Worthington, age 47

Senior Vice President, Chief Risk Officer, Secretary, and General Counsel of Mercantile and of the Bank

Mr. Worthington was appointed as Chief Risk Officer on January 1, 2022. Previously, he served as Chief Operating Officer and Secretary of Mercantile beginning on January 1, 2017, and now serves as Chief Risk Officer, Senior Vice President, General Counsel and Secretary of Mercantile and the Bank. Mr. Worthington joined the Bank in 2009 as Senior Vice President and Risk Management Director and was appointed General Counsel of the Bank in 2011. In 2016, Mr. Worthington was appointed Chief Operating Officer of the Bank and became Senior Vice President and General Counsel of Mercantile. Prior to joining the Bank, he was a corporate attorney, internal auditor, certified public accountant, and bank teller. Mr. Worthington serves as a director of Junior Achievement of the Michigan Great Lakes, Greenville Tool & Die Company, Mel Trotter Ministries, and the Michigan Bankers Association. His prior civic experience includes serving as Trustee of Grand Haven Charter Township, Treasurer of Mediation Services of Ottawa and Allegan Counties, Chairman of the Michigan Bankers Workers Compensation Fund, and Trustee of Michigan State University College of Law.

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CORPORATE GOVERNANCE

Director Independence

Applicable NASDAQ rules require that a majority of our Board of Directors be independent. In March of 2022, our Board of Directors reviewed the independence of our directors and determined that each of the directors, including those nominated for election at the annual meeting, are independent as defined by applicable NASDAQ rules, with the exception of Mr. Kaminski, who currently serves as President and Chief Executive Officer. Further, in making independence determinations, our Board of Directors has concluded that none of the independent directors has a relationship that in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Meetings

During 2021, our Board of Directors held a total of nine meetings. During 2021, each director attended at least 92% of the meetings of our Board and its committees on which he or she then served.

Our Board of Directors has a policy of encouraging members of the Board of Directors to attend the annual meetings of the shareholders. All of our directors then serving on our Board attended last year’s annual meeting.

Board Committees

Our Board of Directors has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. The membership of these committees, as of March 30, 2022, was as follows:

Director Name	Audit Committee	Compensation Committee	Governance & Nominating Committee
David M. Cassard	C	M	M
Michael S. Davenport	M	M	M
Michelle L. Eldridge	M	C	M
Jeff A. Gardner	M	M	C
Robert B. Kaminski, Jr.*
Michael H. Price	M	M	M
David B. Ramaker	M	M	M
TOTAL MEETINGS IN 2021	5	10	4

* Non-independent Director

C = CHAIR

M = MEMBER

Each of the members of these committees is an independent director as defined by applicable NASDAQ rules. Each of these committees has a charter that has been approved by our Board of Directors and is available on our website, www.mercbank.com.

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AUDIT COMMITTEE

Committee Members:	Primary Responsibilities:
David M. Cassard (Chair) Michael S. Davenport Michelle L. Eldridge Jeff A. Gardner Michael H. Price David B. Ramaker Meetings Held in 2021: 5

■    The Audit Committee has six members and met five times in 2021.

■    The Audit Committee assists our Board of Directors in overseeing our financial reporting process, internal controls and audit functions, and is directly responsible for the appointment, evaluation, retention and compensation of our independent registered public accounting firm.

■    Our Board of Directors has determined that Mr. Cassard, Ms. Eldridge, Mr. Price, and Mr. Ramaker, who are members of the Audit Committee, are qualified as audit committee financial experts, as that term is defined in the rules of the SEC.

■ More information about the Audit Committee is included below under the heading “Audit Committee Report.”

COMPENSATION COMMITTEE

Committee Members:	Primary Responsibilities:
David M. Cassard Michael S. Davenport Michelle L. Eldridge (Chair) Jeff A. Gardner Michael H. Price David B. Ramaker Meetings Held in 2021: 10

■    The Compensation Committee has six members and met ten times in 2021.

■    The Compensation Committee assists our Board of Directors in carrying out its responsibilities relating to compensation and benefits for our directors, officers and employees.

■    The Compensation Committee reviews and approves the goals and objectives relating to the compensation of our executive officers, and evaluates the performance of the Chief Executive Officer.

■    The Compensation Committee determines or recommends to our Board for determination, all elements of compensation for our executive officers and considers the results of the most recent advisory vote of the shareholders on executive compensation in making compensation determinations and recommendations.

■    The Compensation Committee reviews the Company’s compensation of its Directors, including cash and equity-based compensation and benefits, and recommends or makes changes in compensation for Directors.

■    The Committee sets guidelines for Directors’ ownership of our stock.

■    The Compensation Committee reviews our incentive compensation arrangements to determine whether they encourage excessive risk-taking; administers and makes awards under our stock-based incentive plans for directors, officers and employees, to the extent provided for in the plans; and has sole discretion in retaining or obtaining the advice of a compensation consultant, legal counsel or other adviser (each, a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains.

■    The Compensation Committee charter grants the Compensation Committee the authority, in its discretion, to delegate appropriate matters to subcommittees of the Compensation Committee.

■    The Compensation Committee may confer with our President and Chief Executive Officer regarding his compensation, and receives recommendations from him regarding the compensation for our other executive officers.

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GOVERNANCE AND NOMINATING COMMITTEE

Committee Members:	Primary Responsibilities:
David M. Cassard Michael S. Davenport Michelle L. Eldridge Jeff A. Gardner (Chair) Michael H. Price David B. Ramaker Meetings Held in 2021: 4

■    The Governance and Nominating Committee has six members and met four times in 2021.

■    The Governance and Nominating Committee advises our Board of Directors regarding corporate governance principles and practices, and recommends candidates to the Board for election as directors. It also makes recommendations to our Board of Directors regarding the composition, leadership and duties of the Board’s committees.

■    The Governance and Nominating Committee will consider as potential nominees persons recommended by shareholders. Recommendations should be submitted to the Governance and Nominating Committee in care of the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected.

■    The Governance and Nominating Committee has used an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Governance and Nominating Committee and the Board of Directors. Generally, candidates have been members of the West or Central Michigan communities who have been known to one or more of our Board members.

■    The Governance and Nominating Committee has not adopted specific minimum qualifications that it believes must be met by a person it recommends for nomination as a director. In evaluating candidates for nomination, the Governance and Nominating Committee will consider the factors it believes to be appropriate. These factors would generally include the candidate’s personal and professional integrity, business judgment, diversity, relevant experience and skills, and potential to be an effective director in conjunction with the rest of our Board of Directors in collectively serving the long-term interests of our shareholders.

■    Although the Governance and Nominating Committee has the authority to retain a search firm to assist it in identifying director candidates, there has to date been no need to employ a search firm. The Governance and Nominating Committee does not evaluate potential nominees for director differently based on whether they are recommended by a shareholder.

■    Shareholders who themselves wish to effectively nominate a person for election to the Board of Directors, as contrasted with recommending a potential nominee to the Governance and Nominating Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our articles of incorporation.

Board Leadership Structure

Our Board is led by Michael H. Price, our Chairman of the Board. The decision as to who should serve as Chairman of the Board, and who should serve as Chief Executive Officer, and whether those offices should be combined or separate, is properly the responsibility of our Board. The members of our Board possess considerable experience and unique knowledge of the challenges and opportunities we face, and are in the best position to evaluate our needs and how best to organize the capabilities of the directors and senior officers to meet those needs. The Board believes that the most effective leadership structure for us at this time is for the roles of Chairman of the Board and Chief Executive Officer to be separated and served by Mr. Price and Mr. Kaminski, respectively.

Unlike many companies, our Board of Directors does not have an executive committee through which a chief executive officer and chairman of the board are able to undertake decisions without the participation of the full Board of Directors. Instead, our Board of Directors accomplishes most of its corporate governance role, including new director and succession planning, through its committees, which are chartered to undertake significant activities and are made up entirely of independent directors.

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In addition, our independent directors participate in at least two executive sessions during the year, in which our non-independent director does not participate. Any independent director may request additional executive sessions at any meeting. Our executive sessions are led by our executive session facilitator, who is an independent director recommended by our Governance and Nominating Committee and appointed by our Board. Our executive session facilitator is responsible for setting the agenda for executive sessions and leading them. Our current executive session facilitator is Michael H. Price.

Board Diversity

Mercantile is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion, because we believe that embracing human diversity makes us a better organization. The Governance and Nominating Committee considers gender, racial and ethnic diversity to be an asset when identifying Director Candidates. Approximately 30% of our Board members possess characteristics of racial and gender diversity and our Compensation Committee is chaired by a female director. This diversity is further enriched at the Bank Board where two Board Members are female and three are racial or ethnic minorities. The Governance and Nominating Committee considers diversity as one of many important aspects as we contemplate Director Candidates for our Board. We also believe that the composition of our Board has consistently demonstrated diversity as defined by viewpoint, background, geographic representation and professional experience.

Pursuant to recently approved NASDAQ’s rules pertaining to disclosure of Board-level diversity, the following table presents a diversity matrix with respect to our 2022 director nominees:

BOARD DIVERSITY MATRIX (As of March 30, 2022)
Total Number of Directors	7
	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE GENDER
PART I: GENDER IDENTITY
Directors	1	6	-	-
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	1	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	-

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Board Role in Risk Oversight

Our Board and Audit Committee oversee our risk management practices. In carrying out these responsibilities, our Board appointed Jeffrey Kaiser as our Senior Risk Officer. Our Senior Risk Officer, with supervision from our Board, is responsible for the definition, structure, implementation, and coordination of our risk management plan. Our Senior Risk Officer reports at least quarterly to our Board and Audit Committee.

Our Senior Risk Officer is the Chairman of our Enterprise Risk Management Committee. This committee is comprised of senior management. Its purpose is to provide high-level attention and coordination to the risk management process and to discuss and address significant risks that we face.

Our Senior Risk Officer meets at least every six months with the Compensation Committee to discuss, evaluate and review our compensation plans. Our Senior Risk Officer, with the Compensation Committee, assesses whether our compensation plans encourage taking unnecessary and excessive risks that threaten our value, or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Communications with Directors

Shareholders and other persons may send communications to members of our Board of Directors who serve on the Audit Committee by utilizing the webpage on our website, www.mercbank.com, designated for that purpose. Communications received through the webpage are reviewed by a member of our internal audit staff and the Chair of the Audit Committee. Communications that relate to functions of our Board of Directors or its committees, or that either of them believe requires the attention of members of our Board of Directors, are provided to the entire Audit Committee and reported to our Board of Directors by a member of the Audit Committee. Directors may review a log of these communications and request copies of any of the communications.

Code of Ethics and Insider Trading Policy

We have adopted a written code of ethics that applies to all our directors, officers and employees, including our chief executive officer and our chief financial and accounting officer. We have posted a copy of the code on our website, www.mercbank.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ listing standards concerning any amendments to, or waivers from, any provision of the code.

We have also adopted an insider trading policy that prohibits directors, officers and employees of the Company and Mercantile Bank from purchasing or selling any Company security while in possession of material non-public information about the Company. The policy also prohibits the directors, executive officers, and employees, of the Company and the Bank, including members of the strategic planning team and Asset/Liability Management Committee, and their related persons, from hedging our stock, engaging in short sales or buying or selling put or call options on our stock, or holding our stock in margin accounts. Further, the policy prohibits executive officers and directors of Mercantile from pledging our stock as collateral for a lending relationship without first submitting the facts and circumstances of the proposed pledge to an appointed compliance officer and obtaining prior approval of the Governance and Nominating Committee. The policy allows the Governance and Nominating Committee to either reject the proposed pledge, permit the proposed pledge, or place conditions upon the proposed pledge, as it deems prudent to protect the interests of Mercantile and its shareholders.

Diversity, Equity and Inclusion Policy

We have adopted a written Diversity, Equity and Inclusion Policy that applies to all our directors, officers and employees. A copy of the Diversity, Equity and Inclusion Policy is posted on our website, www.mercbank.com under Investor Relations/Overview/Governance Documents. Mercantile is committed to fostering, cultivating and preserving a culture of diversity, equity and inclusion. Employees with dissimilar backgrounds, perspectives, opinions and lifestyles help us understand the motivations and desires of our many different customers. Thus, Mercantile strives to maintain a workforce that reflects the diversity of the communities it serves. The collective sum of the individual differences, life experiences, knowledge, inventiveness, innovation, self-expression, unique capabilities and talent that our employees invest in their work represents a significant part of not only the Company’s culture, but also its reputation and achievements as well.

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Human Rights Policy

We have adopted a written Human Rights Policy that applies to all our directors, officers and employees. A copy of the Human Rights Policy is located on our website, www.mercbank.com, under Investor Relations/Overview/Governance Documents. Mercantile recognizes the important responsibility to respect human rights and is fully committed to bringing products and services to the markets served, respecting human rights and adding value to all the relationships that are built. In accordance with the Diversity, Equity and Inclusion Policy, each member of the team shall be accorded the utmost respect and all will be given equal opportunity and encouragement to achieve their full potential. Mercantile believes in the principles of equality and non-discrimination, is committed to treating all individuals with respect and dignity and works to promote the opportunity for all people throughout the organization to exercise and enjoy their fundamental human rights. This is done in accordance with Mercantile’s endorsement of the United Nations Guiding Principles on Business and Human Rights and the United Nations Sustainable Development Goals.

Environmental Policy

We have adopted a written Environmental Policy that applies to all our directors, officers and employees. We have posted a copy of the Environmental Policy on our website, www.mercbank.com under Investor Relations/ Overview/Governance Documents. The primary goal of Mercantile’s environmental posture is to minimize, to the extent possible, our adverse impacts to the natural world as we carry out our mission to our stakeholders. We recognize that everyone depends on the health of the planet in order to thrive.

Supplier Diversity Program Policy

We have adopted a written Supplier Diversity Program Policy that applies to all our directors, officers and employees. We have posted a copy of the Supplier Diversity Program Policy on our website, www.mercbank.com under Investor Relations/Overview/Governance Documents. The purpose of Mercantile’s Supplier Diversity Program is to identify the best suppliers, support our competitive pledge of excellence, ensure customer satisfaction, increase sustainability and promote diversity, innovation and social responsibility while reflecting, supporting and creating a positive economic impact in the communities Mercantile serves.

Compensation Committee Interlocks and Insider Participation

None of Mercantile’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Mercantile or member of the Compensation Committee during fiscal year 2021.

No member of the Compensation Committee has any relationship with us requiring disclosure under Item 404 of SEC Regulation S-K.

AUDIT COMMITTEE REPORT

Each member of the Audit Committee is independent, as independence for audit committee members is defined in the NASDAQ listing standards and the rules of the SEC. The Audit Committee’s primary purpose is to assist the Board of Directors in overseeing:

■	the accounting and financial reporting process;
■	audits of financial statements and internal control over financial reporting;
■	internal accounting and disclosure controls; and
■	the internal audit functions.

In carrying out its responsibilities, the Audit Committee supervises the relationship between Mercantile and its independent registered public accounting firm, including having direct responsibility for the independent registered public accounting firm’s appointment, compensation and retention, reviewing the scope of its audit services, and approving audit and permissible non-audit services. The Audit Committee reviews and discusses the annual and quarterly financial statements, as well as the internal audit plan.

Management is responsible for the preparation, presentation and integrity of Mercantile’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls, and reporting to the Audit Committee on any significant deficiencies or material weaknesses that are found. Our independent registered public accounting firm for 2021, BDO USA, LLP (“BDO”), is responsible for auditing Mercantile’s financial statements and internal control over financial reporting and for reviewing its unaudited quarterly financial statements.

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The Audit Committee reviewed with BDO the overall scope and plan of the audit. In addition, the Audit Committee met with BDO, with and without management present, to discuss the results of BDO’s audit, its evaluation of Mercantile’s internal control over financial reporting, the overall quality of Mercantile’s financial reporting and such other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received from, and discussed with, BDO the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees) as amended.

The Audit Committee has discussed with BDO that firm’s independence from management and Mercantile, and has received from BDO the written disclosures and the letter required by applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence. The Audit Committee has also considered the compatibility of audit related and tax services with BDO’s independence.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2021 with both management and our independent registered public accounting firm. The Audit Committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosures in the financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Additionally, the Audit Committee evaluates the performance of Mercantile’s independent registered public accounting firm, including the senior audit engagement team, each year and determines whether to reengage the current independent registered public accounting firm or consider other audit firms. As a threshold matter, the Committee satisfies itself that the most recent PCAOB inspection report pertaining to the current firm does not contain any information that would render inappropriate its continued service as Mercantile’s independent public accountants, including consideration of the public portion of the report and discussion in general terms of the types of matters covered in the non-public portion of the report. The Audit Committee also considers: (i) the quality, efficiency and cost-effectiveness of the previous services rendered by the current auditors; (ii) the auditor’s technical expertise and knowledge of Mercantile’s operations and industry; and (iii) the effectiveness of the auditor’s audit plan and communication with management. Based on these considerations, the Audit Committee evaluated and appointed BDO as Mercantile’s independent registered public accounting firm for 2022.

Audit Committee David M. Cassard Michael S. Davenport Michelle L. Eldridge Jeff A. Gardner Michael H. Price David B. Ramaker

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Compensation Committee David M. Cassard Michael S. Davenport Michelle L. Eldridge Jeff A. Gardner Michael H. Price David B. Ramaker

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 23

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Philosophy

Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation that will attract and retain executive talent. Our Compensation Committee believes that executive compensation should be directly linked to continuous improvements in corporate performance and increasing shareholder value over the long term. The design of executive compensation programs affects all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all our employees.

We believe that the compensation of our executive officers should reflect their performance as a management team and as individuals. By setting key operating objectives, such as growth in revenues, growth of operating earnings and earnings per share, and growth or maintenance of market share, we expect to be successful in providing increasing value to our shareholders. We believe that the performance of our executive officers in managing our business, when considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage our business. Long-term gains in shareholder value will be reflected in executive compensation through our stock-based compensation and other equity incentive programs.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. We provide cash compensation in the form of a base salary to meet competitive salary norms and reward good performance on an annual basis, and, in years when the Compensation Committee determines it appropriate, in the form of bonus compensation to reward superior performance against short-term goals. We provide stock-based compensation to reward superior performance against specific objectives and long-term strategic goals. Our Compensation Committee granted performance-based restricted stock to our executive officers in 2021, 2020 and 2019.

Our Compensation Committee reviews and takes into consideration elements such as the following in setting compensation policies:

•

peer group comparisons with our financial performance, including net interest margin, efficiency ratio, return on average assets, return on average equity, one and five year total shareholder returns, stock price, stock price to earnings ratios and stock yield;

•

strategic planning effectiveness and attainment of strategic goals, ability to react to changing markets and conditions, leadership and vision provided to employees and other stakeholders, and succession planning and effectiveness;

•	regulatory requirements and results of audits and examinations;
•	amount of time and effort expended by employees for our communities;
•	rate of employee turnover;
•	content and effectiveness of our employee training;
•	results of any employee surveys;
•	general attitude of employees;
•	ability to retain and attract new employees;
•	number of new accounts being opened and the rate of turnover;
•	results of any customer surveys;
•	any customer complaints that come to our attention;
•	level and commitment of our executive officers to our communities;
•	financial commitment to our communities; and
•	community support in comparison to that of our competitors.

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Our Compensation Committee’s goal is to establish salary compensation for the executive officers based upon our operating performance relative to comparable peer companies over a three-year period. In setting base salaries, consideration is given to salary compensation of executive officers with comparable qualifications, experience and responsibilities at financial institutions within our peer group. Operating performance and salary compensation information is obtained from the annual SNL Executive Compensation Review for Banks and Thrifts. We also utilize industry compensation studies prepared by the Michigan Bankers Association and an independent public accounting firm, but to a lesser degree.

Our Compensation Committee may engage an independent compensation consultant periodically to conduct a competitive analysis of our executive compensation program relative to the market. In 2021, the Compensation Committee engaged Pearl Meyer to provide a market analysis of our executive compensation program, including base salary, target annual incentive, target total cash compensation, long-term incentives and total direct compensation. The Compensation Committee concluded that Pearl Meyer is independent under applicable SEC and NASDAQ rules, based on the Committee’s review of the services provided to the Committee and information provided by Pearl Meyer, and concluded that no conflict of interest existed that would prevent Pearl Meyer from independently advising the Compensation Committee.

In its analysis, Pearl Meyer utilized three compensation surveys and a peer group comprised of 15 financial institutions of similar size in the Midwest. The peer group of companies used by Pearl Meyer, which was utilized by the Compensation Committee as a reference for 2022 and 2021 compensation decisions, is listed below.

2021 AND 2022 PEER GROUP
Community Trust Bancorp, Inc.	Lakeland Financial Corporation
Farmers National Banc Corp.	Macatawa Bank Corporation
First Busey Corporation	Midland States Bancorp, Inc.
First Financial Corporation	Nicolet Bancshares, Inc.
First Mid Bancshares, Inc.	Peoples Bancorp, Inc.
German American Bancorp, Inc.	Stock Yards Bancorp, Inc.
Horizon Bancorp, Inc.	1st Source Corporation
Independent Bank Corporation

Consistent with the Compensation Committee’s philosophy and guiding principles for determining overall executive compensation, the Compensation Committee does not target any particular percentile at which to align compensation. However, the Compensation Committee will use the peer group median as a reference point when making pay decisions. Although the median is used as a reference point, actual levels of pay depend on a variety of factors such as experience, seniority and individual and Company performance.

Base Salary

In view of our operating performance and financial condition, the increase in the size of the organization, and changes in responsibilities under our management succession plan, our Board of Directors, based on the recommendation of our Compensation Committee, increased the base salaries of certain of our executive officers in 2020. The base salary for Mr. Kaminski was increased by approximately 4% in 2020, as the market analysis provided by Pearl Meyer indicated that his base salary was below the median for a comparable position, and Mr. Reitsma received a merit-based increase of 4% in 2020. Based on the recommendation of our Compensation Committee, our Board approved a 5.2% merit-based increase in Mr. Reitsma's 2021 base salary. The 2021 base salaries for each of Mr. Kaminski, Mr. Christmas, Ms. Wiersma and Mr. Worthington were not increased, as the Board concluded that their base salaries were at least equal to the median for comparable positions. Based on the recommendation of our Compensation Committee, our Board approved an 8.6% merit-based increase in Mr. Reitsma's 2022 base salary which reflects, in part, the change in his position to Chief Operating Officer of Mercantile as well as continuing as President of the Bank. The Board also approved a 22.1% increase in Mr. Kaminski's base salary for 2022, as the Pearl Meyer market analysis indicated that his base salary was below the median for a chief executive officer. The 2022 base salaries for each of Mr. Christmas, Ms. Wiersma and Mr. Worthington were not increased, as the Board concluded their base salaries were at least equal to the median for comparable positions.

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Executive Officer Bonus Compensation

For most years, it has been our policy to provide cash bonus awards for eligible executive officers and employees based on predetermined performance goals. We believe that paying such cash awards:

•	promotes the growth, profitability and expense control necessary to accomplish corporate strategic long-term plans;

•	encourages superior results by providing a meaningful incentive; and

•	supports teamwork among employees.

We adopted bonus plans for our executive officers in each of 2021, 2020, and 2019 as described below.

Bonus Plan for 2021

On July 15, 2021, we adopted an executive officer bonus plan for 2021 (the “2021 Executive Officer Bonus Plan”), which provided for cash bonuses for our executive officers.

The maximum amount that could be allocated to the bonus pool was $706,040 under the 2021 Executive Officer Bonus Plan provided, however, that the maximum amount would be appropriately adjusted if (a) a newly hired employee became eligible to participate in the plan, (b) a participant's base salary was adjusted during the year, or (c) a participant became ineligible before December 31, 2021.

Payment from the bonus pool under the 2021 Executive Officer Bonus Plan, if any, was based on the achievement of targets under the following metrics for 2021, which were established by our Compensation Committee:

METRICS FOR THE 2021 EXECUTIVE OFFICER BONUS PLAN

PERCENTAGE OF TOTAL	METRIC	TARGET	RESULTS	MET?
16.7%	Level of non- performing assets	Not to exceed 0.50% of total assets on December 31, 2021	0.05%	Yes
16.7%	Net interest margin*	2.94% for 2021	2.76%	No
16.7%	Noninterest income*	$31.9 million for 2021	$54.7 million	Yes
16.7%	Efficiency ratio*	64.1% for 2021	56.9%	Yes
16.7%	Return on assets*	0.96% for 2021	1.35%	Yes
16.7%	Return on equity*	9.10% for 2021	14.45%	Yes

(*)	Measured pre-bonus-accrual and excluding unbudgeted one-time/non-core income and expenses

The target levels are based on GAAP financial measures.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2021 salary, not to exceed 50% of the 2021 salary of the Chief Executive Officer; 40% of the 2021 salary of the President of the Bank; 35% of the 2021 salary of the Chief Financial Officer; 32.5% of the 2021 salary of the Human Resources Director; and 25% of the 2021 salary of the Chief Operating Officer. Any bonus awards that were earned under the 2021 Executive Officer Bonus Plan were paid to the executive officers on or before March 15, 2022.

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Payments under the 2021 Executive Officer Bonus Plan were subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 83.5% of the targets established in the 2021 Executive Officer Bonus Plan. The bonus pool of $588,130 under the 2021 Executive Officer Bonus Plan was paid to our executive officers as follows:

EXECUTIVE OFFICER	PAYMENT	PERCENT OF 2021 SALARY
Robert B. Kaminski, Jr.	$216,163	41.7%
Raymond E. Reitsma	$135,207	33.3%
Charles E. Christmas	$109,308	29.2%
Lonna L. Wiersma	$73,307	27.1%
Robert T. Worthington	$54,145	20.8%

Payments under the 2021 Executive Officer Bonus Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Management decided to pay all employees other than the executive officers the maximum bonus under the non-executive officer bonus plans, even though one of the financial metrics was not met, due to the outstanding financial performance of the Company and the other metrics. Based on the same criteria, the Compensation Committee decided to award the executive officers an additional discretionary bonus in the following amounts – Mr. Kaminski, $70,000 (for a total bonus of $286,163 or 55% of his 2021 base salary); Mr. Reitsma, $50,000 (for a total bonus of $185,207, or 46% of his 2021 base salary); Mr. Christmas, $40,000 (for a total bonus of $149,308 or 40% of his 2021 base salary); Ms. Wiersma, $30,000 (for a total bonus of $103,307 or 38% of her 2021 base salary); and Mr. Worthington, $20,000 (for a total bonus of $74,145 or 29% of his 2021 base salary).

Bonus Plan for 2020

On November 19, 2020, we adopted an executive officer bonus plan for 2020 (the “2020 Executive Officer Bonus Plan”), which provided for cash bonuses for our executive officers.

We typically adopt bonus plans in the Spring of each year. In early to mid-2020, there was significant uncertainty as to whether COVID-19 would have a material adverse impact on the Company, the Bank and its customers. For this reason, our Compensation Committee delayed the adoption of bonus plans for employees, including our executive officers, until those impacts were better understood. By the fourth quarter, the Compensation Committee determined that the financial performance of the Company and the Bank would not be materially affected by the pandemic, and adopted bonus plans for all employees including our executive officers. As in prior years, the financial metrics for the 2020 Executive Officer Bonus Plan, described below, were based on the budgeted targets for 2020, which were not adjusted during the year.

The maximum amount that could be allocated to the bonus pool was $645,765 under the 2020 Executive Officer Bonus Plan provided, however, that the maximum amount would be appropriately adjusted if (a) a newly hired employee became eligible to participate in the plan, (b) a participant's base salary was adjusted during the year, or (c) a participant became ineligible before December 31, 2020.

Payment from the bonus pool under the 2020 Executive Officer Bonus Plan, if any, was based on the achievement of targets under the following metrics for 2020, which were established by our Compensation Committee:

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METRICS FOR THE 2020 EXECUTIVE OFFICER BONUS PLAN

PERCENTAGE OF TOTAL	METRIC	TARGET	RESULTS	MET?
12.5%	Level of non-performing assets	Not to exceed 0.50% of total assets on December 31, 2020	0.09%	Yes
12.5%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans not less than 55% of total commercial loans at December 31, 2020	60.0%	Yes
12.5%	Net interest margin*	3.55% for 2020	3.15%	No
12.5%	Noninterest income*	$22.5 million for 2020	$45.2 million	Yes
12.5%	Efficiency ratio*	63.7% for 2020	56.1%	Yes
12.5%	Return on assets*	1.10% for 2020	1.15%	Yes
12.5%	Return on equity*	9.40% for 2020	11.2%	Yes
12.5%	Wholesale funds	Average not to exceed 20.0% of total funds during 2020	13.1%	Yes

(*)	Measured pre-bonus-accrual and excluding unbudgeted one-time/non-core income and expenses

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2020 salary, not to exceed 45% of the 2020 salary of the Chief Executive Officer; 35% of the 2020 salary of each of the President of the Bank and the Chief Financial Officer; and 27.5% of the 2020 salary of each of the Chief Operating Officer and the Human Resources Director. Any bonus awards that were earned under the 2020 Executive Officer Bonus Plan were paid to the executive officers on or before March 15, 2021.

Payments under the 2020 Executive Officer Bonus Plan were subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 87.5% of the targets established in the 2020 Executive Officer Bonus Plan. The bonus pool of $565,011 under the 2020 Executive Officer Bonus Plan was paid to our executive officers as follows:

EXECUTIVE OFFICER	PAYMENT	PERCENT OF 2020 SALARY
Robert B. Kaminski, Jr.	$204,356	37.9%
Raymond E. Reitsma	$118,146	29.5%
Charles E. Christmas	$114,819	29.5%
Lonna L. Wiersma	$65,127	23.2%
Robert T. Worthington	$62,563	23.2%

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Payments under the 2020 Executive Officer Bonus Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Bonus Plan for 2019

On May 23, 2019, we adopted an executive officer bonus plan for 2019 (the “2019 Executive Officer Bonus Plan”), which provided for cash bonuses for our executive officers.

The maximum amount that could be allocated to the bonus pool was $606,561 under the 2019 Executive Officer Bonus Plan provided, however, that the maximum amount would be appropriately adjusted if (a) a newly hired employee became eligible to participate in the plan, (b) a participant's base salary was adjusted during the year, or (c) a participant became ineligible before December 31, 2019.

Payment from the bonus pool under the 2019 Executive Officer Bonus Plan, if any, was based on the achievement of targets under the following metrics for 2019, which were established by our Compensation Committee:

METRICS FOR THE 2019 EXECUTIVE OFFICER BONUS PLAN

PERCENTAGE OF TOTAL	METRIC	TARGET	RESULTS	MET?
12.5%	Level of non- performing assets	Not to exceed 0.50% of total assets on December 31, 2019	0.08%	Yes
12.5%	Commercial loan portfolio composition	Commercial and industrial loans plus owner-occupied commercial real estate loans not less than 55% of total commercial loans at December 31, 2019	58%	Yes
12.5%	Net interest margin	3.85% for 2019	3.75%	No
12.5%	Noninterest income*	$19.0 million for 2019	$23.5 million	Yes
12.5%	Efficiency ratio*	60.3% for 2019	58.0%	Yes
12.5%	Return on assets*	1.25% for 2019	1.37%	Yes
12.5%	Return on equity*	11.2% for 2019	12.4%	Yes
12.5%	Wholesale funds	Average not to exceed 20.0% of total funds during 2019	17%	Yes

(*)	Measured pre bonus-accrual and excluding unbudgeted one-time/non-core income and expenses

The target levels are based on GAAP financial measures, other than the wholesale funds target, which is calculated as brokered deposits plus Federal Home Loan Bank (“FHLB”) advances, divided by total deposits plus repurchase agreements plus FHLB advances.

The Award Amount was paid to each executive officer pro rata based on a uniform percentage of the executive officer's 2019 salary, not to exceed 40% of the 2019 salary of the Chief Executive Officer; 35% of the 2019 salary of each of the President of the Bank and the Chief Financial Officer; and 27.5% of the 2019 salary of each of the Chief Operating Officer and the Human Resources Director. Any bonus awards that were earned under the 2019 Executive Officer Bonus Plan were paid to the executive officers on or before March 15, 2020.

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Payments under the 2019 Executive Officer Bonus Plan were subject to specified conditions, qualifications, and clawback provisions. The plan, to the extent provided for in the plan, may be amended by the Compensation Committee of our Board of Directors.

We attained 87.5% of the targets established in the 2019 Executive Officer Bonus Plan. The bonus pool of $530,741 under the 2019 Executive Officer Bonus Plan was paid to our executive officers as follows:

EXECUTIVE OFFICER	PAYMENT	PERCENT OF 2019 SALARY
Robert B. Kaminski, Jr.	$174,650	35.0%
Raymond E. Reitsma	$113,552	30.6%
Charles E. Christmas	$114,819	30.6%
Lonna L. Wiersma	$65,157	24.1%
Robert T. Worthington	$62,563	24.1%

Payments under the 2019 Executive Officer Bonus Plan are reported in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Stock Incentive Plan

The overall objective for our stock-based compensation is to provide an equitable and competitive means to reward our executive and other officers for their contributions to our long-range success. Our goal is to meet the following objectives:

•	link each participant’s remuneration to our long-term success through the appreciation of stock price;

•	align the interests of our officers with the interests of our shareholders by linking the long-term value of the compensation to shareholder returns;

•	provide annual long-term incentive awards that are market competitive; and

•	improve our ability to attract and retain officers.

In recent years, we have utilized restricted stock as our primary long-term incentive tool to retain and motivate our key employees. Prior to 2018, we granted restricted stock subject to time-based vesting to our executive officers and other key employees. We believe this is an excellent way to reward them for, and to motivate them toward, superior performance. Restricted stock is an important retention instrument in that it has immediate value to the recipient. Unlike stock option grants that create economic value only if the stock price appreciates above the price at the date of grant, restricted stock provides value and motivation to the recipient even if the stock price declines.

The restricted stock granted in 2019, 2020 and 2021 to key employees other than our executive officers is subject to a three-year vesting period to encourage retention as well as provide value to our key employees.

For 2018, 2019, 2020 and 2021, our Compensation Committee determined that grants of performance-based restricted stock would be made to our executive officers, and restricted stock subject to time-based vesting would be made to other key employees. In order to become vested in their restricted stock, our executive officers would need to be employed throughout the three-year performance period, which satisfies a retention goal, and Mercantile must meet certain pre-determined financial performance goals. The Compensation Committee believes it is important for the restricted stock, which is intended to be a long-term incentive, to focus our executive officers on, and reward them for, the achievement of multi-year performance objectives. The performance goals were set at a target performance level. If Mercantile meets the target performance level, the executive officers would be vested in the number of shares designated as the “target award.” Performance levels would also be set at a maximum level to provide an incentive for superior performance, and at a threshold level, below which no shares would be earned. Depending on Mercantile’s performance relative to the performance goals, the executive officers could earn between 0% and 150% of the target award.

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In 2020, the Compensation Committee considered whether to adjust the performance metrics under the 2018 and 2019 grants of performance-based restricted stock due to potential adverse impacts of the COVID-19 pandemic, and decided that any such adjustments would be premature. The Compensation Committee also considered granting other forms of equity compensation for our executive officers, but ultimately determined that the reasons for using performance-based restricted stock were critical in aligning their interests with our shareholders, and decided not to change its approach.

Beginning in December 2020, the Company evaluated our progress toward achieving the performance goals set for the outstanding performance-based grants. Based on our actual and projected financial performance as of late December of each year, the Company will annually adjust the number of shares that are anticipated to be earned at the end of the three-year performance period. This process is intended to align the number of shares used for financial reporting purposes as well as more accurately project the amount of compensation that will be earned by our officers in the form of performance-based restricted stock.

Grant of Performance-Based Restricted Stock for the 2022-2024 Performance Period

Our Compensation Committee determined the goals and the target number of shares for the 2022-2024 performance period in December 2021. For the performance period of 2022-2024, our Compensation Committee set the target number of shares by reference to the 2022 base salary of each executive officer, as follows: Mr. Kaminski, 55%; Mr. Reitsma, 50%; Mr. Christmas, 45%; and Mr. Worthington, 20%. Ms. Wiersma did not receive a grant due to her pending retirement of March 4, 2022. The number of shares of performance-based restricted stock earned during the performance period will be based upon Mercantile’s achievement of certain performance levels for each of the measurement criteria. The performance goals for the performance period are based on a comparison of Mercantile’s average performance over the performance period (i.e., the summation of performance for calendar years 2022, 2023 and 2024 divided by three) for:

(1)	Return on Average Assets (“ROAA”) (weighted at 25%);

(2)	Diluted Earnings per Share Growth (“Diluted EPS Growth”) (weighted at 50%); and

(3)	Return on Average Equity (“ROE”) (weighted at 25%).

Our Compensation Committee will determine whether the performance goals have been met by taking into consideration Mercantile’s performance as compared to budget. In addition, our Compensation Committee will take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2024 if it has not reported its year-end financial results by January 31, 2025. Following the Compensation Committee’s determination, the shares will become vested, in whole or in part, on February 15, 2025.

Grant of Performance-Based Restricted Stock for the 2021-2023 Performance Period

Our Compensation Committee determined the goals and the target number of shares for the 2021-2023 performance period in December 2020. For the performance period of 2021-2023, our Compensation Committee set the target number of shares by reference to the 2021 base salary of each executive officer, as follows: Mr. Kaminski, 55%; Mr. Reitsma, 50%; Mr. Christmas, 45%; and Ms. Wiersma and Mr. Worthington, 35%. The number of shares of performance-based restricted stock earned during the performance period will be based upon Mercantile’s achievement of certain performance levels for each of the measurement criteria. The performance goals for the performance period are based on a comparison of Mercantile’s average performance over the performance period (i.e., the summation of performance for calendar years 2021, 2022 and 2023 divided by three) for:

(1)	Return on Average Assets (“ROAA”) (weighted at 25%);

(2)	Diluted Earnings per Share Growth (“Diluted EPS Growth”) (weighted at 50%); and

(3)	Return on Average Equity (“ROE”) (weighted at 25%).

Our Compensation Committee will determine whether the performance goals have been met by taking into consideration Mercantile’s performance as compared to budget. In addition, our Compensation Committee will take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2023 if it has not reported its year-end financial results by January 31, 2024. Following the Compensation Committee’s determination, the shares will become vested, in whole or in part, on February 15, 2024.

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On December 16, 2021, we increased the number of shares that are expected to be earned by our officers based on our actual and expected performance for the 2021-2023 performance period as follows: Mr. Kaminski, shares increased from 10,599 to 14,478; Mr. Reitsma, shares increased from 7,534 to 10,291; Mr. Christmas, shares increased from 6,264 to 8,557; Ms. Wiersma, shares increased from 3,519 to 4,807; and Mr. Worthington, shares increased from 3,379 to 4,616.

Grant of Performance-Based Restricted Stock for the 2020-2022 Performance Period

Our Compensation Committee determined the goals and the target number of shares for the 2020-2022 performance period in the Fall of 2019. For the performance period of 2020-2022, our Compensation Committee set the target number of shares by reference to the 2020 base salary of each executive officer, as follows: Mr. Kaminski, 55%; Mr. Reitsma, 50%; Mr. Christmas, 45%; and Ms. Wiersma and Mr. Worthington, 35%. The number of shares of performance-based restricted stock earned during the performance period will be based upon Mercantile’s achievement of certain performance levels for each of the measurement criteria. The performance goals for the performance period are based on a comparison of Mercantile’s average performance over the performance period (i.e., the summation of performance for calendar years 2020, 2021 and 2022 divided by three) for:

(1)	Return on Average Assets (“ROAA”) (weighted at 25%);

(2)	Diluted Earnings per Share Growth (“Diluted EPS Growth”) (weighted at 50%); and

(3)	Return on Average Equity (“ROE”) (weighted at 25%).

Our Compensation Committee will determine whether the performance goals have been met by taking into consideration Mercantile’s performance as compared to budget. In addition, our Compensation Committee will take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2022 if it has not reported its year-end financial results by January 31, 2023. Following the Compensation Committee’s determination, the shares will become vested, in whole or in part, on February 15, 2023.

On December 17, 2020, we reduced the number of shares that were expected to be earned by our officers based on our actual and expected performance for the 2020-2022 performance period as follows: Mr. Kaminski, shares reduced from 8,088 to 3,389; Mr. Reitsma, shares reduced from 5,465 to 2,290; Mr. Christmas, shares reduced from 4,780 to 2,003; Ms. Wiersma, shares reduced from 2,685 to 1,125; and Mr. Worthington, shares reduced from 2,578 to 1,080.

On December 16, 2021, we increased the number of shares that are expected to be earned by our officers based on our actual and expected performance for the 2020-2022 performance period as follows: Mr. Kaminski, shares increased from 3,389 to 11,291; Mr. Reitsma, shares increased from 2,290 to 7,629; Mr. Christmas, shares increased from 2,003 to 6,673; Ms. Wiersma, shares increased from 1,125 to 3,748; and Mr. Worthington, shares increased from 1,080 to 3,599.

Grant of Performance-Based Restricted Stock for the 2019-2021 Performance Period

Our Compensation Committee determined the goals and the target number of shares for the 2019-2021 performance period in the Fall of 2018. For the performance period of 2019-2021, our Compensation Committee set the target number of shares by reference to the 2019 base salary of each executive officer, as follows: Mr. Kaminski, 50%; Mr. Reitsma and Mr. Christmas, 45%; Ms. Wiersma, 35%; and Mr. Worthington, 40%. The number of shares of performance-based restricted stock earned during the performance period will be based upon Mercantile’s achievement of certain performance levels for each of the measurement criteria. The performance goals for the performance period are based on a comparison of Mercantile’s average performance over the performance period (i.e., the summation of performance for calendar years 2019, 2020 and 2021 divided by three) for:

(1)	Return on Average Assets (“ROAA”) (weighted at 25%);

(2)	Diluted Earnings per Share Growth (“Diluted EPS Growth”) (weighted at 50%); and

(3)	Return on Average Equity (“ROE”) (weighted at 25%).

Our Compensation Committee will determine whether the performance goals have been met by taking into consideration Mercantile’s performance as compared to budget. In addition, our Compensation Committee will take into consideration the 3-year average of the median performance for the Peer Group with respect to ROAA, Diluted EPS Growth and ROE, business unit and individual performance and such other factors as the Committee may determine and approve in its sole discretion. The “Peer Group” means a group of similarly sized financial institutions located in the Midwest, as determined by the Compensation Committee in its sole discretion; provided, however, that a financial institution will be deleted from the Peer Group for 2021 if it has not reported its year-end financial results by January 31, 2022. Following the Compensation Committee’s determination, the shares will become vested, in whole or in part, on February 15, 2022.

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On December 17, 2020, we reduced the number of shares that are expected to be earned by our officers based on our actual and expected performance for the 2019-2021 performance period as follows: Mr. Kaminski, shares reduced from 7,841 to 3,168; Mr. Reitsma, shares reduced from 5,244 to 2,119; Mr. Christmas, shares reduced from 5,302 to 2,142; Ms. Wiersma, shares reduced from 2,978 to 1,203; and Mr. Worthington, shares reduced from 3,268 to 1,320.

On December 16, 2021, we increased the number of shares that are expected to be earned by our officers based on our actual and expected performance for the 2019-2021 performance period as follows: Mr. Kaminski, shares increased from 3,168 to 10,436; Mr. Reitsma, shares increased from 2,119 to 6,980; Mr. Christmas, shares increased from 2,142 to 7,057; Ms. Wiersma, shares increased from 1,203 to 3,964; and Mr. Worthington, shares increased from 1,320 to 4,350.

Shares Earned under the Performance-Based Restricted Stock for the 2019-2021 Performance Period

For the three-year performance period ended December 31, 2021, our Compensation Committee determined that the performance goals were achieved at the following levels:

PERFORMANCE METRIC	2019-2021 TARGET PERFORMANCE	2019-2021 ACTUAL PERFORMANCE	WEIGHTED PAYOUT PERCENTAGE
3 Year Return on Average Assets	1.25%	1.29%	26.6%
3 Year Diluted Earnings Per Share Growth	6.75%	17.0%	75.0%
3 Year Return on Average Equity	11.35%	12.67%	30.8%
Payout Percentage			132.4%

The vested percentage based on actual financial performance is 0.7% lower than the percentage used by the Company to make the share adjustments in December 2021, as described above. Due to the Company's superior performance on the Diluted EPS Growth goal and the fact that the differences in the shares to be earned are nominal when comparing projected to actual financial results, the Compensation Committee decided, in its discretion, that the officers would earn the number of shares as calculated in December 2021, which became vested on February 15, 2022:

EXECUTIVE OFFICER	SHARES EARNED FOR THE 2019-2021 PERFORMANCE PERIOD
Robert B. Kaminski, Jr.	10,436
Raymond E. Reitsma	6,980
Charles E. Christmas	7,057
Lonna L. Wiersma	3,964
Robert T. Worthington	4,350

Historically, we have made stock-based awards annually in late Fall in conjunction with the performance review of our executive and other officers. It has generally been our practice, when stock-based compensation awards are made, to make them to all recipients on the same date. In 2020, we awarded shares of time-vested restricted stock to 99 key employees in November 2020 and shares of performance-based restricted stock to our executive officers in December 2020. Our Compensation Committee briefly delayed the grants to executive officers until it received the final draft of the 2021 budget and 5-year forecast presented by management, on which the performance metrics were largely based. In December 2021, we awarded shares of time-based restricted stock to 104 employees and shares of performance-based restricted stock to our executive officers.

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Stock Ownership Guidelines

Our Board, on the recommendation of our Compensation Committee, adopted stock ownership guidelines for our executive officers that became effective on January 1, 2018. The stock ownership guidelines require each named executive officer to own our stock at the following levels:

POSITION	NUMBER OF SHARES
Chief Executive Officer	Value equivalent to 3 times base salary
Each other named executive officer	Value equivalent to 2 times base salary

The time period for attainment of the stock ownership levels set forth above is five years from the later of January 1, 2018 or the date on which a named executive officer becomes subject to the guidelines.

All shares beneficially owned by each named executive officer will be credited toward the target level under the guidelines, including:

●	Shares owned outright or with an immediate family member;

●	Shares beneficially owned through a trust or other estate planning vehicle;

●	Shares held in benefit plans (e.g., 401(k), stock purchase plan, etc.); and

●	Unvested restricted shares.

Perquisites

We limit the perquisites that we make available to our executive officers. We believe that providing excessive perquisites to executive officers sends mixed messages to the rest of our employees and can destroy the “team” effort. Our executive officers are entitled to a few benefits that are not generally available to all of our employees. We do not provide a defined benefit pension plan, post-retirement health coverage (other than certain COBRA benefits as discussed below), or similar benefits for our executive officers or other employees.

During 2021, we provided the following perquisites for our executive officers:

●

in addition to the general health and insurance plan that we maintain for all of our employees, we provided our executive officers with additional life insurance, and we provided Mr. Kaminski, Mr. Christmas and Ms. Wiersma with additional disability insurance and long term care insurance; and

●	a local country club membership was provided for Mr. Reitsma. Mr. Reitsma made significant use of the membership in connection with our business.

IRC Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officer or certain other highly compensated officers. For taxable years before 2018, qualifying performance-based compensation was not subject to the deduction limitation if certain requirements are met. We periodically reviewed the potential consequences of Section 162(m) and considered whether to structure some or all of the performance-based portion of our executive compensation so that it was not subject to the deduction limitations of Section 162(m).

The performance-based compensation exception was eliminated for compensation paid in taxable years after December 31, 2017 and the limit on deductibility was expanded to include all named executive officers. As a result, Section 162(m) no longer permits a public company to take a deduction for any compensation paid to its named executive officers in excess of $1 million, unless the compensation is provided under a written binding contract in effect on November 2, 2017 that was not materially modified on or after that date.

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Post-Employment Compensation

We do not provide a defined benefit pension plan or post-retirement health insurance coverage for our executive officers or other employees. Our executive officers and most of our other employees are eligible to participate in our 401(k) plan. We provide for each eligible participant a matching contribution to the 401(k) plan. On and after April 1, 2018, our matching contribution is "dollar for dollar" on the first 5.00% of each participant's contribution to the 401(k) plan. All of our executive officers participated in our 401(k) plan during 2021.

All employees, except our executive officers and certain key employees, are employees-at-will and do not have an employment agreement. The employment agreements that we have with our executive officers are described below under the heading “Employment Agreements.” We do not provide post-employment health insurance coverage or other benefits to any employee, except those provided for executive officers and key employees in their employment agreements.

Change in Control Agreements

On November 29, 2018, we entered into an amended change in control agreement with each of our executive officers. The change in control agreements for the executive officers provide for a lump sum payment if the executive officer is terminated without “Cause” or terminates employment for “Good Reason” (as those terms are defined under the employment agreements) within 24 months after a change in control of Mercantile or the Bank. The lump sum payment would be in addition to severance payments under each officer's respective employment agreement.

In entering into the change in control agreements, we took into account that, prior to 2015, the employment agreements with our executive officers did not provide any benefits if the officer were to be terminated in connection with a change in control. We believe that a pending or threatened change in control would provide significant distraction for our executive officers. We believe that providing an additional payment to each executive officer in the event that he or she is involuntarily terminated within 24 months after a change in control will provide the officer with financial protection and is an incentive to maintain a high level of dedication to Mercantile and the Bank in the event of a pending or threatened change in control.

Additional information regarding the change in control agreements is included below under the heading "Potential Payments Upon Termination or Change in Control."

Overview of the Compensation Process

The composition of compensation for our executive officers can include: salary, cash bonus, stock-based awards, health, disability and life insurance and perquisites. The elements of executive compensation are discussed at the meetings of our Compensation Committee. During the Fall of each year, the Compensation Committee discusses the base salaries and cash bonus plan, if any, for the next year for our executive officers, and makes recommendations to the Board of Directors for its approval. The Board of Directors usually approves the Compensation Committee’s recommendations; though if it does not, it could ask the Compensation Committee to prepare revised recommendations. At or about the same time, in years when stock-based awards are to be made, the Compensation Committee grants stock-based awards to our executive and other officers.

As part of the Compensation Committee’s process, it meets with our Human Resource Director and reviews the elements of each executive officer’s compensation during the preceding three years. Typically, the Human Resource Director makes compensation recommendations to the Compensation Committee for each of our executive officers (other than with respect to her own compensation). The Compensation Committee may accept or reject all or any part of such recommendations. As part of our Human Resource Director’s process of formulating her recommendations, she may confer with our President and Chief Executive Officer. Our executive officers are not present when our Human Resource Director makes her recommendations, or during the Compensation Committee’s deliberations on the compensation of our executive officers. Our Human Resources Director is not present during the Compensation Committee’s deliberations on her compensation.

Compensation Risk Assessment

The Compensation Committee reviews our compensation policies and practices with our Senior Risk Officer every six months, and does not believe that they are reasonably likely to have a material adverse effect on us by encouraging our executive officers to take unnecessary or excessive risks that threaten our value. The Compensation Committee does not believe that the features of our compensation plans make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk.

●	The equity-based plans encourage our executive officers and other employees to focus on increasing shareholder value over a period of years.

●	The deferred compensation and 401(k) plans provide helpful ways for our employees to save for retirement.

●

The bonus plans are typically based on a variety of metrics tied to improving our performance, and contain "clawback" provisions if the executive officer or employee engages in certain activities or a payout is based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.

Based on its review, the Compensation Committee believes that our compensation policies and procedures do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

Shareholder Advisory Vote on Executive Compensation

At our 2021 annual meeting, our shareholders voted on an advisory proposal to approve the compensation of our executive officers as disclosed in our proxy statement for that annual meeting. Approximately 97.2% of the 9,346,687 votes cast on the proposal voted in favor of the proposal. Our Compensation Committee considered the result of this vote, viewed the result as favorable, and sought to maintain consistent compensation policies and procedures.

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Summary Compensation Table

The following table provides information regarding the compensation earned by the named executive officers for the three years ended December 31, 2021.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Options Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)

Robert B. Kaminski, Jr.	2021	519,000	—	348,700	—	286,163	67	54,989	1,208,919
President and Chief Executive Officer of Mercantile, and Chief Executive Officer of the Bank	2020	538,962	—	285,431	—	204,356	37	58,581	1,087,367
	2019	499,000	—	285,426	—	174,650	127	55,165	1,014,368

Raymond E. Reitsma	2021	405,784	—	220,395	—	185,207	—	59,274	870,660
Chief Operating Officer of Mercantile, and President of the Bank	2020	400,621	—	202,891	—	118,146	—	60,498	782,156
	2019	370,783	—	192,860	—	113,552	—	57,217	734,412

Charles E. Christmas	2021	374,921	—	168,732	—	149,308	—	47,452	740,413
Executive Vice President, Chief Financial Officer and Treasurer of Mercantile, and Executive Vice President and Chief Financial Officer of the Bank	2020	389,341	—	168,690	—	114,819	—	49,875	722,725
	2019	374,921	—	168,686	—	114,819	—	47,630	706,056

Lonna L. Wiersma	2021	270,783	—	—	—	103,307	—	39,023	413,113
Senior Vice President and Human Resources Director of Mercantile and the Bank	2020	281,197	—	94,767	—	65,127	—	40,727	481,818
	2019	270,783	—	94,754	—	65,157	—	42,287	472,981

Robert T. Worthington	2021	260,000	—	52,011	—	74,145	642	22,183	408,981
Senior Vice President, Chief Risk Officer, Secretary and General Counsel of Mercantile and the Bank	2020	270,000	—	90,998	—	62,563	334	26,972	450,867
	2019	260,000	—	90,978	—	62,563	1,101	26,782	441,424

(1)	The salary paid to each executive officer during 2020 is greater than his or her annualized base salary because there were 27 pay periods during 2020.

(2)

Refer to Note 11, "Stock-Based Compensation," in the Notes to our Consolidated Financial Statements included in our Annual Report to the SEC on Form 10-K for the year ended December 31, 2021, for the relevant assumptions used to determine the valuation of the stock awards.

(3)

Payments were made for 2021, 2020 and 2019 pursuant to the terms of the 2021 Executive Officer Bonus Plan, the 2020 Executive Officer Bonus Plan, and the 2019 Executive Officer Bonus Plan, respectively. The Compensation Committee also awarded the executive officers an additional discretionary bonus for 2021 in the following amounts: Mr. Kaminski, $70,000; Mr. Reitsma, $50,000; Mr. Christmas, $40,000; Ms. Wiersma, $30,000; and Mr. Worthington, $20,000.

(4)

The amounts shown above are the above-market interest credited to the accounts of the executive officers for the applicable year on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(5)

Includes for 2021 (a) matching contributions to the 401(k) plan accounts of Mr. Kaminski, Mr. Reitsma, Mr. Christmas, Ms. Wiersma and Mr. Worthington in the amounts of $14,500, $14,500, $14,500, $13,722 and $13,539, respectively; (b) life, disability, and long term care insurance premiums paid on policies insuring them; (c) a country club membership for Mr. Reitsma; and (d) cash dividends paid on restricted stock.

Employment Agreements

The Bank and Mercantile have entered into employment agreements with our executive officers, Mr. Kaminski, Mr. Reitsma, Mr. Christmas, Ms. Wiersma, and Mr. Worthington, which provide for their employment, annual base compensation, and severance, as well as confidentiality and non-compete arrangements. The employment agreements for each executive officer were amended and restated effective as of December 31, 2018 so that the terms would be uniform. Each agreement establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by the Bank, Mercantile, or the officer giving notice to the others that the employment period is not to be extended.

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The employment agreements provide the officers with annual base salaries for each year in the amounts established from year to year by the Board of Directors of the Bank. The annual base salary for each year for each officer may not be less than the amount established for the immediately preceding year. The Board of Directors established the annual base salaries of each executive officer as follows:

	2022	2021
Mr. Kaminski	$634,000	$519,000
Mr. Reitsma	$440,784	$405,784
Mr. Christmas	$374,921	$374,921
Ms. Wiersma	$270,783	$270,783
Mr. Worthington	$260,000	$260,000

In addition to the annual base salary, the employment agreements provide that the officers are entitled to participate in our employee benefit and incentive compensation plans, including health insurance, life and disability insurance, stock option, profit sharing and retirement plans. Under the 2021 Executive Officer Bonus Plan, our officers received the following bonus payments for 2021: Mr. Kaminski, $216,163 (41.7% of 2021 salary); Mr. Reitsma, $135,207 (33.3% of 2021 salary); Mr. Christmas, $109,308 (29.2% of 2021 salary); Ms. Wiersma, $73,307 (27.1% of 2021 base salary); and Mr. Worthington, $54,145 (20.8% of 2021 salary). Based on our outstanding financial performance for 2021, the Compensation Committee awarded the executive officers an additional discretionary bonus in the following amounts – Mr. Kaminski, $70,000 (for a total bonus of $286,163 or 55.0% of his 2021 base salary); Mr. Reitsma, $50,000 (for a total bonus of $185,207, or 46.0% of his 2021 base salary); Mr. Christmas, $40,000 (for a total bonus of $149,308 or 40.0% of his 2021 base salary); Ms. Wiersma, $30,000 (for a total bonus of $103,307 or 38.0% of her 2021 base salary); and Mr. Worthington, $20,000 (for a total bonus of $74,145 or 29.0% of his 2021 base salary)

Additional information regarding the employment agreements, including compensation and benefits payable to the officers on termination of employment and officer confidentiality and non-compete obligations, is included below under the heading “Potential Payments Upon Termination or Change In Control.”

Salary and Bonus Compared to Total Compensation

We have not established a proportion that salary and bonus should be of an executive officer’s total compensation. As indicated in the Summary Compensation Table above, the proportion for 2021 that salary and bonus were of total compensation ranged from approximately 66.6% to 81.7% for our executive officers (excluding Ms. Wiersma, who did not receive an award of performance-based restricted stock in 2021 due to her pending retirement).

Grants of Plan-Based Awards In 2021

The following table provides information regarding grants of plan-based awards to the named executive officers during the year ended December 31, 2021.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:	Exercise	Grant Date Fair
Name	Grant Date	Thres-hold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maxi- mum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($ / Sh)	Value of Stock and Option Awards ($) (1)
Robert B. Kaminski, Jr.	12/16/2021	—	—	—	5,011	10,023	15,034	—	—	—	348,700
Raymond E. Reitsma	12/16/2021	—	—	—	3,167	6,335	9,502	—	—	—	220,395
Charles E. Christmas	12/16/2021	—	—	—	2,425	4,850	7,275	—	—	—	168,732
Robert T. Worthington	12/16/2021	—	—	—	747	1,495	2,242	—	—	—	52,011

____________________________

(1)

The grant date fair value of the restricted stock awards is based on the number of shares granted times the market value of the shares on the grant date. The target number of shares was used in the fair value calculation. The grant date was December 16, 2021, and the market value per share on that date was $34.79.

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Restricted Stock Awards

The stock awards shown in the table above are restricted stock that was awarded to the named executive officers by our Compensation Committee on December 16, 2021, under our Stock Incentive Plan of 2020. The grant of performance-based restricted stock to the executive officers would vest at the end of a 3-year performance period (January 1, 2022-December 31, 2024), depending on whether Mercantile satisfied pre-determined performance goals. The performance goals were set at a target performance level. If Mercantile meets the target performance level, the executive officers would be vested in the number of shares designated as the “target award” shown in the table above. Performance levels were also set at a maximum level to provide an incentive for superior performance, and at a threshold level, below which no shares would be earned. Depending on Mercantile’s performance relative to the performance goals, the executive officers could earn between 0% and 150% of the target award. The restricted stock is forfeited if the executive officer ceases to be employed with us, or ceases to serve as a Board member prior to the restricted stock vesting, subject to accelerated or pro-rated vesting at the target award level as provided for in the applicable restricted stock award agreement in the event of the executive officer's death, disability, retirement, termination other than for “Cause,” a change in control, or exercise of discretion by the Compensation Committee. The executive officers are entitled to receive cash dividends on their restricted stock to the same extent as other holders of our common stock.

Outstanding Equity Awards At 2021 Fiscal Year-End

The following table provides information as of December 31, 2021 regarding equity awards, including unexercised stock options and restricted stock that had not vested, for each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Robert B. Kaminski, Jr	1,200	—	—	27.66	11/18/2022	—	—	10,436	365,573
	1,500	—	—	36.22	11/16/2023	—	—	11,291	395,524
	—	—	—	—	—	—	—	14,478	507,164
	—	—	—	—	—	—	—	10,023	351,106

Raymond E. Reitsma	500	—	—	36.22	11/16/2023	—	—	6,980	244,509
	—	—	—	—	—	—	—	7,629	267,244
	—	—	—	—	—	—	—	10,291	360,494
	—	—	—	—	—	—	—	6,335	221,915

Charles E. Christmas	1,000	—	—	36.22	11/16/2023	—	—	7,057	247,207
	—	—	—	—	—	—	—	6,673	233,755
	—	—	—	—	—	—	—	8,557	299,752
	—	—	—	—	—	—	—	4,850	169,896

Lonna L Wiersma	500	—	—	36.22	11/16/2023	—	—	3,964	138,859
	—	—	—	—	—	—	—	3,748	131,292
	—	—	—	—	—	—	—	4,807	168,389

Robert T. Worthington	500	—	—	36.22	11/16/2023	—	—	4,350	152,381
	—	—	—	—	—	—	—	3,599	126,073
	—	—	—	—	—	—	—	4,616	161,698
	—	—	—	—	—	—	—	1,495	52,370

(1)

The stock option awards, in the order listed in the column for Mr. Kaminski, cliff vested on November 19, 2017 and November 17, 2018. The stock option awards for Messrs. Reitsma, Christmas and Mr. Worthington, and Ms. Wiersma, cliff vested on November 17, 2018.

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(2)

The performance-based restricted stock awards for each officer, in the order listed in the column and depicted at the adjusted target level, cliff vest on February 15, 2022, February 15, 2023, February 15, 2024, and February 15, 2025. The restricted stock awards are subject to forfeiture and restrictions on transfer until they vest. The first three target level awards shown in the column for each officer were adjusted on December 30, 2021 to reflect the anticipated achievement of the performance metrics, based on actual and projected performance as of that date for each of the respective three-year performance periods, resulting in an additional number of shares as follows:

Mr. Kaminski	7,269	7,902	3,879
Mr. Reitsma	4,861	5,339	2,757
Mr. Christmas	4,915	4,670	2,293
Ms. Wiersma	2,761	2,623	1,288
Mr. Worthington	3,029	2,519	1,237

(3)	Based on the closing stock price of $35.03 per share as of December 31, 2021.

Option Exercises and Stock Vested In 2021

The following table provides information regarding the exercise of stock options and vesting of restricted stock during 2021 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Robert B. Kaminski, Jr.	—	—	—	—
Raymond E. Reitsma	—	—	—	—
Charles E. Christmas	2,000	13,290	—	—
Lonna L. Wiersma	—	—	—	—
Robert T. Worthington	—	—	—	—

(1)

The value realized is based on the number of shares exercised times the market value of the shares on the exercise date, less the exercise price. For Mr. Christmas, the exercise date was August 25, 2021, the market value per share on that date was $31.55, and the exercise price was $22.15 and $27.66, respectively.

Nonqualified Deferred Compensation For 2021

The following table provides information regarding our plan that provides for the deferral of compensation for the named executive officers on a basis that is not tax-qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Robert B. Kaminski, Jr.	—	—	194	—	6,076
Raymond E. Reitsma	—	—	—	—	—
Charles E. Christmas	—	—	—	—	—
Lonna L. Wiersma	—	—	—	—	—
Robert T. Worthington	2,600	—	1,857	—	59,518

(1)

The earnings consist of interest credited monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, as of the first day of each quarter. The above-market portion of this interest in 2021 is reported for each officer in the Summary Compensation Table. The amounts so reported are for Mr. Kaminski, $67 and for Mr. Worthington, $642. The above-market portion is the amount of the interest that exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate established under the deferred compensation plan.

(2)	The amount that was reported as compensation in the Summary Compensation Tables for previous years is: for Mr. Kaminski, $3,724 and Mr. Worthington, $18,650.

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Deferred Compensation Plan

The information in the table above pertains to our executive officers’ participation in the Bank’s non-qualified deferred compensation plan. Participants in the plan may elect to defer up to 100% of their salary and other cash compensation each year. Under the plan, the amount of any compensation deferred is credited with interest monthly at a rate equal to the prime rate as published in the Wall Street Journal, determined quarterly, on the first day of each quarter.

The plan provides that the Bank will pay to each executive officer, from his or her deferred compensation account, a lump sum payment or installment payments, whichever the officer elected, after he or she leaves employment with us due to normal retirement, early termination, disability, or a change of control. If installment payments are elected on or after January 1, 2015, the maximum payment period is ten years. If the executive officer dies before leaving employment, the Bank will distribute the payments to the executive officer’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the executive officer’s designated beneficiary at the same time and in the same amounts that would have been distributed if the executive officer had not died.

The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

Potential Payments upon Termination or Change in Control

Employment Agreements

We have entered into employment agreements with each of our executive officers. The agreement for each officer establishes an employment period that extends an additional year, each December 31, so that as of each December 31, there are three years remaining in the employment period. The annual extension of the employment period can be avoided by giving notice that the employment period is not to be extended. These agreements include provisions that provide compensation and benefits to the executive officers in the event that their employment with us is terminated:

•	during the employment period, voluntarily by the executive officer for Good Reason, or by us without Cause; or

•	during the employment period, due to disability or death.

The employment agreements also provide compensation and benefits to the officers in the event that their employment with us is terminated after the employment period and before they reach the age of 65, voluntarily by them if their annual base salary is reduced without Cause, or by us without Cause.

The terms “Cause” and “Good Reason” are defined in the employment agreements. Cause includes certain acts of dishonesty and intentional gross neglect, conviction of a felony, and certain intentional breaches of an officer’s obligations in the employment agreement relating to confidentiality of our information and not competing with us. Good Reason includes an assignment to the officer of a title or duties that are materially inconsistent with the officer’s position, titles, duties or responsibilities, and certain failure by us to comply in a material respect, even after notice to us, with our obligations to the officer under the employment agreement.

Termination During the Employment Period

The employment agreements provide the executive officers with compensation and benefits in the event that their employment is terminated by us without Cause or the officers elect to terminate their employment for Good Reason during the employment period. In such event, the officer in question is entitled to receive the greater of his or her annual base salary through the end of the employment period or (i) for Mr. Kaminski, $500,000; (ii) for Mr. Reitsma and Mr. Christmas, $350,000; and (iii) for Ms. Wiersma and Mr. Worthington, $250,000, in any case payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his or her participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his or her life, and to $15,000 for out-placement, interim office and related expenses.

For a termination of an executive officer by us during the employment period to be with Cause, it must be done within 90 days of our learning of the Cause. For a termination by the officer during the employment period to be with Good Reason, it must be done by the officer within 90 days of the officer learning of the Good Reason.

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If an officer becomes disabled or dies during the employment period, the officer is entitled to compensation and benefits under his or her employment agreement. In the event of disability, the officer continues to receive his or her then current annual base salary through the end of the employment period, and any disability benefits payable under disability plans that we provide. The officer also continues to participate in our life, disability, and health insurance plans, through age 65, to the extent permitted under the plans. If the officer dies during the employment period, we are obligated to pay the officer’s legal representative a death benefit. The death benefit is (i) for Mr. Kaminski, $300,000; (ii) for Mr. Reitsma and Mr. Christmas, $200,000; and (iii) for Ms. Wiersma and Mr. Worthington, $100,000. In addition, if we own any life insurance insuring the life of the officer, the proceeds of the policies are payable to the named beneficiaries.

Under the employment agreements, in the event that an officer’s employment is terminated for Cause, the officer is not entitled to any accrued rights that the officer may then have under any of our stock incentive plans.

Termination After the Employment Period

The employment agreements provide compensation and benefits in the event that after the employment period and prior to the officer reaching the age of 65, the officer’s employment is terminated by us without Cause or the officer’s annual base salary is reduced without Cause, and the officer terminates his or her employment within 90 days of the reduction. In such event, the officer is entitled to receive an amount, for Mr. Kaminski of $500,000; for Mr. Reitsma or Mr. Christmas of $350,000; and for Ms. Wiersma and Mr. Worthington, of $250,000, payable over 18 months. In addition, in the case of such a termination of employment, the officer is entitled to continue his or her participation in our life, disability and health insurance plans for 18 months, to the extent permitted under the plans, to an assignment of any assignable term life insurance policies owned by us insuring his or her life, and to $15,000 for out-placement, interim office and related expenses.

Obligations of Executive Officers

Under the employment agreements, each officer agreed not to disclose, except as required by law, any confidential information relating to our business or customers, or use any confidential information in any manner adverse to us. In addition, each has agreed that for 18 months following his or her employment with us, the officer will not be employed by, or act as a director or officer of, any business engaged in banking within a 50 mile radius of any city in which at any time during the 18-month period we or the Bank has a branch or other office.

Change in Control Agreements

We have entered into a change in control agreement with each of our executive officers. If the officer's employment is terminated without Cause (as defined in the employment agreement) or if the officer terminates his or her employment for Good Reason (as defined in the employment agreement), in each case within 24 months after a "change in control," the officer will receive a lump sum payment within 15 days after the termination. The amount of the lump sum payment is: (i) $500,000 for Mr. Kaminski; (ii) $350,000 for each of Mr. Reitsma and Mr. Christmas; and (iii) $250,000 for each of Ms. Wiersma and Mr. Worthington. This amount is paid in addition to any other payments and benefits under the officer's employment agreement. If the officer is a "specified employee" within the meaning of Section 409A of the Internal Revenue Code, payment is delayed until the first business day of the seventh month after the date on which termination of employment occurs.

A "change in control" is defined as (a) a change in ownership of more than 50% of the total fair market value or total voting power of Mercantile or the Bank; (b) a change in effective control, which includes (i) an acquisition by a person of 30% or more of the total voting power of the stock of Mercantile or the Bank; or (ii) a majority of the members of the Board of Directors of Mercantile or the Bank is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election; or (c) an acquisition by a person of assets of Mercantile or the Bank with a total gross fair market value of more than 40% of the total gross fair market value of all assets of Mercantile or the Bank immediately prior to the acquisition.

Rights Under the Stock Incentive Plan of 2006

In general, stock options granted under the Stock Incentive Plan of 2006 that are vested at the time employment terminates may be exercised by the executive officer within three months after termination of employment. However, if employment terminates due to death or disability, any vested stock options may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2006 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death or disability, then restricted stock granted to him or her under the Stock Incentive Plan of 2006 will be partially vested. Also, if an executive officer terminates employment due to retirement, or we terminate the officer’s employment other than for Cause, restricted stock granted to him or her under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be 100% vested in his or her restricted stock if the officer retires on or after age 65 and would be partially vested in his or her restricted stock (in the manner previously described) if the officer retires at or after age 62, but before age 65, with 5 or more years of service with us.

Rights Under the Stock Incentive Plan of 2016

In general, stock options granted under the Stock Incentive Plan of 2016 that are vested at the time employment terminates may be exercised by the executive officer within three months after termination of employment. However, if employment terminates due to death or disability, stock options become 100% vested and may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2016 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 41

If an executive officer terminates employment due to death, disability or retirement at or after age 65, then restricted stock granted to him or her under the Stock Incentive Plan of 2016 will be 100% vested. If we terminate the employment of an executive officer other than for Cause, restricted stock granted to him or her under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock. Pursuant to this authority, in January 2017, the Compensation Committee adopted a policy that a participant would be partially vested in his or her restricted stock (in the manner previously described) if the officer retires at or after age 62, but before age 65, with 5 or more years of service with us.

Rights Under the Stock Incentive Plan of 2020

In general, stock options granted under the Stock Incentive Plan of 2020 that are vested at the time employment terminates may be exercised by the executive officer within three months after termination of employment. However, if employment terminates due to death or disability, stock options become 100% vested and may be exercised within 12 months after the date of termination, but not later than the expiration date of the option. In addition, the Stock Incentive Plan of 2020 provides that all outstanding options granted under the plan are forfeited if an officer’s employment is terminated for Cause, whether or not the options are vested.

If an executive officer terminates employment due to death, disability or retirement at or after age 65, then restricted stock granted to him or her under the Stock Incentive Plan of 2020 will be 100% vested. If we terminate the employment of an executive officer other than for Cause, or if the officer retires at or after age 62, but before age 65, with 5 or more years of service with us, restricted stock granted to him or her under the plan will be partially vested. The number of shares that will be vested is equal to the number of shares granted to the executive officer multiplied by the number of months that have elapsed since the grant date divided by the number of months in the vesting period. Our Compensation Committee has discretion to accelerate the vesting of restricted stock.

Distribution from the Deferred Compensation Plan

Each executive officer will receive a distribution of his or her account under the deferred compensation plan upon termination of employment. Distributions will generally be delayed for six months after the termination of employment, to the extent required by Section 409A of the Internal Revenue Code. However, if employment is terminated due to Cause, or if an executive officer is subject to a final removal or prohibition order issued by a federal banking agency, then the executive officer will only receive a distribution of his or her own deferrals, without any interest credits.

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Table of Potential Payments Upon Termination of Employment

The following tables provide information regarding compensation and benefits payable to our executive officers under their respective employment agreements, the Stock Incentive Plan of 2006, the Stock Incentive Plan of 2016 or the Stock Incentive Plan of 2020 upon termination of their employment. The amounts shown assume that termination of employment was effective as of December 31, 2021, the last business day of our 2021 fiscal year, and include estimates of the amounts that would be paid based on the officer’s 2021 base salary. The actual amounts would only be determined upon an officer’s termination of employment. The value of restricted stock that would have become vested due to termination without “Cause,” retirement, death or disability is based on the closing stock price of $35.03 on December 31, 2021.

	During Employment Period			After Employment
Name	Termination Without Cause or for Good Reason ($)(1)	Termination Due to Death ($)	Termination Due to Disability ($)(5)	Period and Before Age 65, Termination Without Cause or Due to Base Salary Reduction ($)(6)	Retirement ($)(7)
Robert B. Kaminski, Jr.	2,727,479	2,719,367(2)	3,481,594	1,325,479	1,619,367
Raymond E. Reitsma	1,898,697	2,094,161(3)	2,661,615	926,348	1,094,161
Charles E. Christmas	1,661,571	1,950,610(3)	2,465,400	886,809	950,610
Lonna L. Wiersma	1,129,513	1,338,540(4)	1,464,382	567,165	438,540
Robert T. Worthington	1,079,820	1,392,522(4)	1,447,449	549,820	492,522

_____________________________

(1)

Includes (a) annual base salary through the end of 2024 of $1,902,000 for Mr. Kaminski, $1,322,349 for Mr. Reitsma, $1,124,762 for Mr. Christmas, $812,348 for Ms. Wiersma, and $780,000 for Mr. Worthington; (b) life, disability and medical insurance premiums for 18 months for Mr. Kaminski, $30,368, Mr. Reitsma, $31,004, Mr. Christmas, $31,307, Ms. Wiersma, $27,887, and Mr. Worthington, $2,464; (c) out-placement, office and related expenses of $15,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without Cause, for Mr. Kaminski, $780,111, for Mr. Reitsma $530,344, for Mr. Christmas, $490,502, for Ms. Wiersma $274,278, and for Mr. Worthington $282,356, which value would not apply and should be subtracted in the case of a termination by the officer for Good Reason.

(2)

Includes payment of death benefit from us of $300,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $1,619,367.

(3)

Includes payment of death benefit from us of $200,000, and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $1,094,161 for Mr. Reitsma and $950,610 for Mr. Christmas.

(4)

Includes payment of death benefit from us of $100,000 and from the applicable insurance companies, supplemental life insurance proceeds of $300,000 and group term life insurance proceeds of $500,000, and the value of restricted shares that would have become vested due to death of $438,540 for Ms. Wiersma and $492,522 for Mr. Worthington.

(5)

Includes (a) annual base salary through the end of 2022 for Mr. Kaminski, $1,557,000, Mr. Reitsma, $1,217,352, Mr. Christmas, $1,124,762, Ms. Wiersma, $812,348 and Mr. Worthington, $780,000; (b) life, disability and medical insurance premiums until age 65 for Mr. Kaminski, $101,227 (calculated at $20,245 annually), Mr. Reitsma, $146,102 (calculated at $20,871 annually), Mr. Christmas, $186,028 (calculated at $20,669 annually), Ms. Wiersma, $55,754 (calculated at $18,584 annually) and Mr. Worthington, $27,927 (calculated at $1,642 annually); and (c) the value of restricted shares that would have become vested due to disability, for Mr. Kaminski, $1,619,367, for Mr. Reitsma, $1,094,161, for Mr. Christmas, $950,610, for Ms. Wiersma, $438,540 and for Mr. Worthington, $492,522. In addition, the executive officers would receive long term disability benefits from the applicable insurance companies for as long as the officer is disabled up to age 65, in the following annual amounts, for Mr. Kaminski, $204,000, Mr. Reitsma, $204,000, Mr. Christmas, $204,000, Ms. Wiersma $157,740 and Mr. Worthington, $147,000. If the disability was catastrophic as defined in the disability insurance policies, the annual disability benefits in the prior sentence would be about 22% to 41% more, depending on the executive officer.

(6)

Includes (a) for Mr. Kaminski, $500,000, for Mr. Reitsma and Mr. Christmas, $350,000 and for Ms. Wiersma and Mr. Worthington, $250,000 in lieu of base salary; (b) life, disability and medical insurance premiums for 18 months for Mr. Kaminski, $30,368, Mr. Reitsma, $31,004, Mr. Christmas, $31,307, Ms. Wiersma, $27,887 and Mr. Worthington, $2,464; (c) out-placement, office and related expenses of $15,000 for each officer; and (d) the value of restricted shares that would have become vested due to termination without Cause, for Mr. Kaminski, $780,111, for Mr. Reitsma, $530,344, for Mr. Christmas, $490,502, for Ms. Wiersma, $274,278 and for Mr. Worthington, $282,356, which value would not apply and should be subtracted in the case of a termination by the officer because of a reduction in his or her base salary. The amounts are calculated as though the employment period had ended before December 31, 2021.

(7)

Includes the value of restricted shares that would have become vested at retirement. The amounts in the table are calculated as though the officer had reached 65 years of age as of December 31, 2021. If the officer had retired and had reached age 62 but was not yet 65 as of December 31, 2021 and had five or more years of service with us, the value of restricted stock that would have vested would be for Mr. Kaminski, $780,111, for Mr. Reitsma, $530,344, for Mr. Christmas, $490,502, for Ms. Wiersma, $274,278, and for Mr. Worthington, $282,356.

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Change in Control

If a change in control of Mercantile or the Bank occurs and the employment of an executive officer is terminated without Cause or the officer terminates his or her employment for Good Reason within 24 months after the change in control, the officer will receive a lump sum payment in addition to severance benefits under the employment agreement. Options granted under the Stock Incentive Plan of 2006, according to their terms when granted, become fully vested upon a change in control and are exercisable during their remaining term, even if an executive officer’s employment terminates during the option term. According to their terms when awarded, shares of restricted stock awarded under the Stock Incentive Plan of 2006 become fully vested upon a change in control. A “change in control” is defined in the Stock Incentive Plan of 2006 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 40% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Under each of the Stock Incentive Plan of 2016 and the Stock Incentive Plan of 2020, stock options and restricted stock awards may be assumed or a substitute award may be granted in connection with a change in control of Mercantile. In such event, the executive officer will become 100% vested if, within one year after the change in control, the officer's employment is terminated without Cause or due to death or disability, or if the officer terminates his or her employment for Good Reason. If the stock options and restricted stock awards are not assumed or a substitute award granted, then unless the Compensation Committee prescribes an economically equivalent alternative, shares of restricted stock and stock options will be 100% vested. The awards will be cancelled immediately prior to the change in control, with the executive officer receiving a payment equal to the per share consideration paid to the shareholders in connection with the change in control transaction minus, in the case of stock options, the exercise price per share. A “change in control” is defined in each of the Stock Incentive Plan of 2016 and the Stock Incentive Plan of 2020 as (a) the failure of the continuing directors to constitute a majority of the Board of Directors; (b) the acquisition by any person of ownership of 30% or more of the outstanding common stock of Mercantile; (c) a reorganization, merger or consolidation after which the Mercantile shareholders do not own at least 50% of the value and voting power of the outstanding capital stock of the entity surviving the transaction; (d) a liquidation or dissolution of Mercantile, or a sale of all or substantially all of its assets; or (e) any other change in control transaction that is reportable to the SEC under Item 6(e) of Schedule 14A of Regulation 14A issued under the Securities Exchange Act of 1934.

Each executive officer will receive a distribution of his or her account under the deferred compensation plan if employment terminates within 12 months after a change in control. The value of each officer’s account as of December 31, 2021 is shown above in the table under the heading “Nonqualified Deferred Compensation For 2021.”

Potential Payments Upon a Change in Control

The following table provides information regarding the value of benefits that would be provided to our executive officers in the event of a change in control of Mercantile. A lump sum cash payment would be made pursuant to the terms of the officer's change in control agreement assuming there was both a change in control and a termination without Cause or a Good Reason termination on December 31, 2021. The cash payments shown in the table below are in addition to severance payments that would be paid to the officer under his or her employment agreement in the event of a termination without Cause or a Good Reason termination during the employment period. Under our Stock Incentive Plan of 2006, our Stock Incentive Plan of 2016 and our Stock Incentive Plan of 2020, there are provisions regarding a change in control. The amounts shown assume that the change in control occurred as of December 31, 2021, the last business day of our 2021 fiscal year, include estimates of the value of restricted stock that would be vested upon a change in control and reflect that incentive awards were not assumed or substituted by an acquiring company. The actual amounts would only be determined upon a change in control.

	Termination Without Cause or Good Reason Termination After a	Accelerated Vesting Upon Change in Control
Name	Change in Control ($)	Stock Options ($)	Restricted Stock ($)(6)
Robert B. Kaminski, Jr.	500,000	—	1,616,367 (1)
Raymond E. Reitsma	350,000	—	1,094,161 (2)
Charles E. Christmas	350,000	—	950,610 (3)
Lonna L. Wiersma	250,000	—	438,540 (4)
Robert T. Worthington	250,000	—	492,522 (5)

____________________________

(1)	Consisting of 46,228 shares of performance-based restricted stock that would have vested for Mr. Kaminski at the adjusted target award level.

(2)	Consisting of 31,235 shares of performance-based restricted stock that would have vested for Mr. Reitsma at the adjusted target award level.

(3)	Consisting of 27,137 shares of performance-based restricted stock that would have vested for Mr. Christmas at the adjusted target award level.

(4)	Consisting of 12,519 shares of performance-based restricted stock that would have vested for Ms. Wiersma at the adjusted target award level.

(5)	Consisting of 14,060 shares of performance-based restricted stock that would have vested for Mr. Worthington at the adjusted target award level.

(6)	Based on the closing stock price for our common stock of $35.03 per share as of December 31, 2021.

44 | MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert B. Kaminski, Jr., our Chief Executive Officer (“CEO”).

For 2021, our last completed fiscal year:

●	The annual total compensation of the employee identified at the median of our Company (other than our CEO) was $53,499; and

●	The annual total compensation of our CEO was $1,208,919.

Based on this information, for 2021, the ratio of the annual total compensation of Mr. Kaminski, our CEO, to the annual total compensation of our median employee was estimated to be 22.59 to 1.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We used the median employee identified in 2020 for purposes of calculating the CEO pay ratio. There have been no changes in our employee population or employee compensation arrangements in 2021 that we believe would significantly impact the CEO pay ratio.

Director Compensation for 2021

The following table provides information about the compensation of our directors for the year ended December 31, 2021.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

David M. Cassard	35,900	35,894	—	—	—	—	71,794
Edward J. Clark(2)	5,367	—	—	—	1,991	—	7,358
Michael S. Davenport	30,150	30,130	—	—	—	—	60,280
Michelle L. Eldridge	34,300	34,289	—	—	—	—	68,589
Jeff A. Gardner	32,200	32,193	—	—	—	—	64,393
Michael H. Price	42,650	42,641	—	—	—	2,875	88,166
David B. Ramaker	30,150	30,130	—	—	—	—	60,280

(1)

The compensation of our Chief Executive Officer, Mr. Kaminski, has been omitted from this table because he received no special compensation for serving on our Board of Directors. Mr. Kaminski’s compensation is included in the Summary Compensation Table.

(2)	Mr. Clark retired from the Board on March 1, 2021.

(3)	Each non-employee director who was serving on May 27, 2021, received a stock award on June 1, 2021 in payment of 50% of such director's annual retainer fee.

(4)

No option awards were made to our non-employee directors during 2021, and no non-employee director other than Mr. Price held any unexercised options as of December 31, 2021. Mr. Price holds 2,000 vested stock options which will expire on November 16, 2023. The option award was made to Mr. Price while he was serving as a named executive officer.

(5)

The amounts shown above are above-market interest credited to the accounts of the directors for 2021 on compensation they have deferred under our non-qualified deferred compensation plan. Interest is considered to be above-market interest to the extent that it exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code), at the rate that corresponds most closely to the rate under the plan at the beginning of each quarter.

(6)	Consists of cash dividends paid on restricted stock held by Mr. Price.

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Compensation Arrangements for Non-employee Directors

The Compensation Committee of our Board of Directors reviews director compensation at least annually, and recommends to our Board of Directors for approval any changes that the Compensation Committee deems appropriate. Beginning in 2018, we based our director compensation on a single retainer figure and discontinued the use of meeting fees from prior years. The retainer fee was higher for each director who served as Chairman of the Board, Chairman of our Audit Committee, Compensation Committee or Governance and Nominating Committee, or Executive Session Facilitator, as reflected in the chart below. One-half (50%) of the retainer value was paid in shares of Mercantile common stock as of the annual meeting date, with the share count calculated based on the closing stock price on the day of issuance. One-half (50%) of the retainer value was paid in cash, with payments divided into equal installments payable at the end of each calendar quarter. Directors who fail to meet an attendance threshold of 75% of scheduled board and committee meetings would not receive their fourth quarter cash payment.

The annual retainer fee values through December 31, 2021, and as of January 1, 2022 are as follows:

	Retainer Value
	Until December 31, 2021	As of January 1, 2022
Chairman of the Board	$83,200	$90,300
Chair of the Audit Committee	$71,800	$71,800
Chair of the Compensation Committee	$68,600	$68,600
Chair of the Governance and Nominating Committee	$64,400	$65,300
Executive Session Facilitator	$2,100	$2,100
Non-Chair Directors	$60,300	$60,300

Under the Bank’s deferred compensation plan for non-employee directors, Mercantile directors who are also directors of the Bank may elect to defer the cash portion of their annual retainer until they are no longer serving on the Board or until specific dates that they select. Directors are eligible to receive stock-based awards under the Stock Incentive Plan of 2020.

Deferred Compensation Plan

Directors are eligible to participate in the Bank’s non-qualified deferred compensation plan. Directors who participate in the plan may elect to defer up to 100% of their annual cash retainer and any meeting fees. Under the plan, the amount of any director’s fees that are deferred is credited with interest at a rate equal to the prime rate as published in the Wall Street Journal, credited on a monthly basis.

The plan provides that the Bank will pay to each director, from his or her deferred compensation account, a lump sum payment, or installment payments, whichever is elected, after the director’s term of office as a director ends. If installment payments are elected, the maximum payment period is ten years. In the event that a director dies before his or her term of office ends, the Bank will distribute the payments to the director’s designated beneficiary in a lump sum, or installments, if installments were elected. If death occurs during the time that payments are being made, the Bank will distribute the remaining payments to the director’s designated beneficiary at the same time and in the same amounts that would have been distributed if the director had not died.

The plan is subject to Section 409A of the Internal Revenue Code, which specifies requirements that non-qualified deferred compensation plans must meet in order to avoid adverse tax consequences for participants.

46 | MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT

TRANSACTIONS WITH RELATED PERSONS

We have a written policy requiring that our Audit Committee review and approve related person transactions that involve us and are of the type that are required to be disclosed in our proxy statement by SEC rules. A transaction may be a related person transaction if any of our directors, executive officers, owners of more than 5% of our common stock, or their immediate family have a material interest in the transaction and the amount involved exceeds $120,000. The policy authorizes the Audit Committee to approve a related person transaction if it determines that the transaction is at least as favorable to us as would have been expected if the transaction had been with a person who is not related to us, or is in our best interest. The policy does not cover loan transactions described in the next paragraph, which are generally subject to approval by the Bank’s Board of Directors to the extent required by applicable banking laws and regulations.

The Bank has had, and expects in the future to have, loan transactions in the ordinary course of business with our directors, executive officers, or their immediate family, or companies they have a material interest in, on substantially the same terms as those prevailing for comparable transactions with others. All such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

SECTION 16(a) BENEFICIAL OWNERSHIIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Based on a review of filings and written representations from Section 16 insiders, we believe that all reports required to be filed under Section 16(a) for 2021 were timely filed.

PROPOSAL #2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the year ending December 31, 2022. BDO began serving as our independent auditor for the fiscal year ended December 31, 2007. Services provided to us by BDO in 2021 are described under the heading “Principal Accountant Fees and Services” below.

Our Board of Directors is asking our shareholders to ratify the selection of BDO as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our Board is submitting the selection of BDO to our shareholders for ratification as a matter of good corporate practice.

Representatives of BDO plan to attend the annual meeting of shareholders, who will have the opportunity to make a statement if they desire to do so, and will respond to appropriate questions by shareholders.

Our Board of Directors recommends that you vote FOR ratification of the appointment of BDO as our independent registered public accounting firm for 2022. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for ratification of the appointment of BDO.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and the best interest of our shareholders.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 47

Principal Accountant Fees and Services

The following table shows the fees for audit and other professional services provided to us by BDO for 2021 and 2020.

	2021	2020
Audit Fees	$466,250	$447,963
Audit-Related Fees*	65,500	45,000
Tax Fees	0	0
All other fees**	29,450	20,494
Total	561,200	513,457

* Tax-Related Fees included normal recurring accounting consultations provided by BDO during those years;

** All other fees included expenses incurred by BDO and reimbursed by the Company.

The Audit Committee’s policy is to pre-approve all audit services and non-audit services that are to be performed for us by our independent auditor. Under the Audit Committee’s policy, authority to pre-approve permitted services has been delegated to two members of the Audit Committee, either of whom can act alone, for circumstances when pre-approval is not obtained from the full Audit Committee. Any pre-approval by the delegated authority is required to be reported to the Audit Committee at its next meeting. All of the services described in the table above were pre-approved by the Audit Committee.

PROPOSAL #3 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our philosophy in setting compensation policies for executive officers is to align pay with performance, while at the same time providing competitive compensation. We believe that our compensation policies and procedures are aligned with the long-term interests of our shareholders.

As required by Section 14A of the Exchange Act, this proposal seeks a shareholder advisory vote on the approval of compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K through the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Mercantile Bank Corporation’s executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement.”

Our Board of Directors urges you to endorse the compensation program for our executive officers by voting FOR the above resolution. The Compensation Committee of the Board of Directors believes that the executive compensation for 2022 is reasonable, appropriate and justified by Mercantile’s performance.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors recommends that you vote FOR approval of our executive compensation program as described in the Compensation Discussion and Analysis and the compensation tables and otherwise in this proxy statement. Unless otherwise instructed, the persons named as proxies intend to vote all proxies received for approval of our executive compensation program.

SHAREHOLDER PROPOSALS FOR 2023 ANNUAL MEETING

A proposal submitted by a shareholder for the 2023 annual meeting of shareholders must be sent to the Secretary, Mercantile Bank Corporation, 310 Leonard Street NW, Grand Rapids, Michigan 49504 and received by December 9, 2022 in order to be eligible to be included in our proxy statement for that meeting.

A shareholder who intends to present a proposal for the 2023 annual meeting of shareholders, other than pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide us with notice of such intention by at least February 23, 2023, or the persons named in the proxy to vote the proxies will have discretionary voting authority at the 2023 annual meeting with respect to any such proposal without discussion of the matter in our proxy statement pursuant to Rule 14a-4(c) under the Exchange Act.

48 | MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT

OTHER MATTERS

Our Board of Directors does not know of any other matters to be brought before the annual meeting. If other matters are presented upon which a vote may properly be taken, it is the intention of the persons named in the proxy to vote the proxies in accordance with their best judgment.

MERCANTILE BANK CORPORATION | 2022 PROXY STATEMENT | 49

Mercantile Bank Corporation VOTE

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Online

Go to **www.envisionreports.com/MBWM** or scan the QR code – control number is located in the shaded bar below.

Shareholder Meeting Notice 1234 5678 9012 345

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders' meeting are available on the internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. Our Notice, Proxy Statement and 2021 Annual Report to shareholders are available at:

www.envisionreports.com/MBWM

Easy Online Access – View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/MBWM**.
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares. **All votes must be received by 1:00 AM Eastern Time on May 26, 2022.**

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a copy of the Proxy Materials – If you would like to receive a printed copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before May 5, 2022 to facilitate timely delivery.

2 N O T C O Y

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Shareholder Meeting Notice

Mercantile Bank Corporation's Annual Meeting of Shareholders will be held virtually on May 26, 2022 at 9:00 AM Eastern Time via live webcast on the internet at https://signin.webex.com/join (enter meeting number 2310 188 7884). The password for this meeting is MBWM2022.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: David M. Cassard, Michael S. Davenport, Michelle L. Eldridge, Jeff A. Gardner, Robert B. Kaminski, Jr., Michael H. Price, David B. Ramaker.
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for 2022.
3. Advisory approval of the compensation of our named executive officers.
4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online to www.envisionreports.com/MBWM or request a paper copy of the proxy materials to receive a proxy card.

Participating in the Mercantile Bank Corporation 2022 Annual Meeting of Shareholders

If you have questions about participating in the virtual meeting via webcast, please email the Secretary, Mercantile Bank Corporation at secretary@mercbank.com or call 616-726-1601.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/MBWM**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Mercantile Bank Corporation" in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you would like a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by May 5, 2022.

Mercantile Bank Corporation

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

All votes and proxies need to be received via mail, internet or telephone by 1:00 AM Eastern Time on May 26, 2022.

Online
Go to **www.envisionreports.com/MBWM** or scan the QR code – login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MBWM

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommend a vote FOR all the nominees listed, and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - David M. Cassard	☐	☐	02 - Michael S. Davenport	☐	☐	03 - Michelle L. Eldridge	☐	☐
04 - Jeff A. Gardner	☐	☐	05 - Robert B. Kaminski, Jr.	☐	☐	06 - Michael H. Price	☐	☐
07 - David B. Ramaker	☐	☐						

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, or at any adjournment or postponement of the meeting

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name(s) appear(s) on this proxy and mail it promptly. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each joint owner should sign. If a corporation or other entity, the signature should be that of an authorized person who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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Mercantile Bank Corporation's Annual Meeting of Shareholders will be held virtually on May 26, 2022 at 9:00 AM Eastern Time, via live webcast at https://signin.webex.com/join (enter meeting number 2310 188 7884)

The password for this meeting is MBWM2022

Small steps make an impact.
Our Notice and Proxy Statement and 2021 Annual Report are available at www.envisionreports.com/MBWM.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mercantile Bank Corporation

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders to be held May 26, 2022
via live webcast at https://signin.webex.com/join (enter meeting number 2310 188 7884)
The password for this meeting is MBWM2022

The undersigned hereby appoints Jeff A. Gardner and David B. Ramaker, or either of them, with power of substitution in each, proxies of the undersigned to vote all common stock of the undersigned in Mercantile Bank Corporation, at the annual meeting of shareholders to be held on May 26, 2022, and at all adjournments or postponements thereof, with all powers that the undersigned would have if present at the meeting.

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted as to all shares of the undersigned, FOR the election of all nominees for directors, FOR the ratification of the independent registered public accounting firm, FOR the advisory approval of the compensation of our named executive officers, and according to the discretion of the Proxies on any other matters that may properly come before the meeting or any adjournment or postponement of the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be voted on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark box to the right if you plan to attend the virtual Annual Meeting. ☐